Exhibit 10.3

AMENDED AND RESTATED
LEASE AGREEMENT

Dated as of June 30, 2003

between

WACHOVIA DEVELOPMENT CORPORATION,
as Lessor,

and

HUMAN GENOME SCIENCES, INC.,
as Lessee

This Amended and Restated Lease Agreement is subject to a security interest in favor of Wachovia Bank, National Association, as the agent for the Primary Financing Parties and, respecting the Security Documents, as the agent for the Secured Parties (the “Agent”) under an Amended and Restated Security Agreement dated as of June 30, 2003, between Wachovia Development Corporation, as the Borrower and the Agent, as amended, modified, extended, supplemented and/or restated from time to time in accordance with the applicable provisions thereof. This Amended and Restated Lease Agreement has been executed in several counterparts. To the extent, if any, that this Amended and Restated Lease Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no security interest in this Amended and Restated Lease Agreement may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefor executed by the Agent on the signature page hereof.

TABLE OF CONTENTS

ARTICLE I		2
1.1	Definitions	2
1.2	Interpretation	2
ARTICLE II		2
2.1	Property	2
2.2	Lease Term	2
2.3	Title	3
2.4	Lease Supplement	3
2.5	Lessor Bankruptcy	3
ARTICLE III		4
3.1	Rent	4
3.2	Payment of Basic Rent	4
3.3	Supplemental Rent	4
3.4	Performance on a Non-Business Day	5
3.5	Rent Payment Provisions	5
3.6	Payment to Agent	5
3.7	Ground Lease and Appurtenant Rights	5
ARTICLE IV		5
4.1	Taxes; Utility Charges	5
ARTICLE V		6
5.1	Quiet Enjoyment	6
ARTICLE VI		6
6.1	Net Lease	6
6.2	No Termination or Abatement	7
ARTICLE VII		7
7.1	Ownership of the Property	7
ARTICLE VIII		9
8.1	Condition of the Property	9
8.2	Possession and Use of the Property	9
8.3	Integrated Property	10
ARTICLE IX		11
9.1	Compliance With Legal Requirements, Insurance Requirements and Manufacturer’s Specifications and Standards	11
ARTICLE X		11
10.1	Maintenance and Repair; Return	11
10.2	Environmental Inspection	12
ARTICLE XI		13
11.1	Modifications	13
ARTICLE XII		14
12.1	Warranty of Title	14

i

ARTICLE XIII		15
13.1	Permitted Contests Other Than in Respect of Indemnities	15
13.2	Impositions, Utility Charges, Other Matters	15
ARTICLE XIV		15
14.1	Public Liability and Workers’ Compensation Insurance	15
14.2	Permanent Hazard and Other Insurance	16
14.3	Coverage	16
14.4	Policies	17
ARTICLE XV		18
15.1	Casualty and Condemnation	18
15.2	Environmental Matters	20
15.3	Notice of Environmental Matters	21
ARTICLE XVI		21
16.1	Termination Upon Certain Events	21
16.2	Procedures	21
ARTICLE XVII		22
17.1	Lease Events of Default	22
17.2	Surrender of Possession	25
17.3	Reletting	25
17.4	Damages	25
17.5	Power of Sale	26
17.6	Final Liquidated Damages	26
17.7	Environmental Costs	27
17.8	Waiver of Certain Rights	27
17.9	Assignment of Rights Under Contracts	28
17.10	Remedies Cumulative	28
17.11	Lessee’s Right to Cure by Purchase of the Property	28
17.12	Limitation Regarding Certain Lease Events of Default	28
ARTICLE XVIII		29
18.1	Lessor’s Right to Cure Lessee’s Lease Defaults	29
ARTICLE XIX		29
19.1	Provisions Relating to Lessee’s Exercise of its Purchase Option	29
19.2	No Purchase or Termination With Respect to Less than All of the Property	30
ARTICLE XX		30
20.1	Purchase Option or Sale Option-General Provisions	30
20.2	Lessee Purchase Option	30
20.3	Third Party Sale Option	31
ARTICLE XXI		32
ARTICLE XXII		32
22.1	Sale Procedure	32
22.2	Application of Proceeds of Sale	34
22.3	Indemnity for Excessive Wear	34
22.4	Appraisal Procedure	35

ii

22.5	Certain Obligations Continue	35
22.6	Post Expiration Sales	35
ARTICLE XXIII		36
23.1	Holding Over	36
ARTICLE XXIV		37
24.1	Risk of Loss	37
ARTICLE XXV		37
25.1	Assignment	37
25.2	Subleases	37
ARTICLE XXVI		38
26.1	No Waiver	38
ARTICLE XXVII		38
27.1	Acceptance of Surrender	38
27.2	No Merger of Title	38
ARTICLE XXVIII		39
ARTICLE XXIX		39
29.1	Notices	39
ARTICLE XXX		39
30.1	Miscellaneous	39
30.2	Amendments and Modifications	39
30.3	Successors and Assigns	39
30.4	Headings and Table of Contents	39
30.5	Counterparts	40
30.6	GOVERNING LAW	40
30.7	Calculation of Rent	40
30.8	Memoranda of Lease and Lease Supplement	40
30.9	Allocations between the Lenders and Lessor	40
30.10	Limitations on Recourse	40
30.11	WAIVERS OF JURY TRIAL	41
30.12	Exercise of Lessor Rights	41
30.13	SUBMISSION TO JURISDICTION; VENUE	41
30.14	USURY SAVINGS PROVISION	41
30.15	Restriction On Collateralization	42
30.16	Amendment and Restatement	42

EXHIBITS

EXHIBIT A	-	Lease Supplement No.
EXHIBIT B	-	Memorandum of Lease and Lease Supplement No.

iii

LEASE AGREEMENT

     THIS AMENDED AND RESTATED LEASE AGREEMENT dated as of June 30, 2003 (as amended, modified, extended, supplemented and/or restated from time to time, this “Lease”) is between WACHOVIA DEVELOPMENT CORPORATION, a North Carolina corporation, as lessor (the “Lessor”), and HUMAN GENOME SCIENCES, INC., a Delaware corporation, as lessee (the “Lessee”). All terms which are defined in this Agreement are subject to rules of usage and the definitions of such terms set forth in Appendix A to the Participation Agreement.

W I T N E S S E T H:

     A.     WHEREAS, Lessee, Traville LLC, the Trust, Wells Fargo Bank Northwest, National Association, BancBoston Leasing Investments Inc., Wachovia Bank, National Association (as successor in interest to First Union National Bank), EagleFunding Capital Corporation, Fleet Securities, Inc., and Fleet National Bank were parties to that certain Participation Agreement dated as of November 7, 2001 (as amended, modified, extended, supplemented and/or restated from time to time, the “Original Participation Agreement”);

     B.     WHEREAS, pursuant to the Master Transfer Agreement, among other things, the Lessor has obtained the right, title and interest of the Trust in the Property and under the Original Participation Agreement and the associated transaction documents with regard to the Property (including without limitation a ground leasehold interest in real estate comprising a part of the Property pursuant to the Ground Lease and titled ownership in the Equipment and Improvements comprising a part of the Property);

     C.     WHEREAS, such assignment as referenced in recital B included an assignment of the Trust’s interest as Lessor under the Lease Agreement dated as of November 7, 2001 (as amended, modified, extended, supplemented and/or restated, the “Original Lease”) between the Trust and the Lessee;

     D.     WHEREAS, subject to the terms and conditions of the Operative Agreements, Lessor will fund the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property by the Construction Agent;

     E.     WHEREAS, Lessor and Lessee wish to amend and restate the Original Lease, as it relates to the Property, pursuant to the terms of this Lease;

     F.     WHEREAS, the Basic Term shall commence with respect to the Property upon the Commencement Date; and

     G.     WHEREAS, this is a transaction between unrelated parties wherein Lessor desires to lease to Lessee, and Lessee desires to lease from Lessor, the Property.

     NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

     1.1 Definitions.

     For purposes of this Lease, capitalized terms used in this Lease and not otherwise defined herein shall have the meanings assigned to them in Appendix A to that certain Amended and Restated Participation Agreement dated as of June 30, 2003 (as amended, modified, extended, supplemented and/or restated from time to time in accordance with the applicable provisions thereof, the “Participation Agreement”) among Lessee, Lessor, the Conduit, the various financial institutions which are parties thereto from time to time as additional Lenders, Wachovia Securities, LLC, as the Deal Agent, Wachovia Bank, National Association, as agent for the Primary Financing Parties and, respecting the Security Documents, as the agent for the Secured Parties. Unless otherwise indicated, references in this Lease to articles, sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in this Lease. All terms which are defined in this Agreement are subject to the rules of usage of such terms set forth in Appendix A to the Participation Agreement.

     1.2 Interpretation.

     The rules of usage set forth in Appendix A to the Participation Agreement shall apply to this Lease.

ARTICLE II

     2.1 Property.

     Subject to the terms and conditions hereinafter set forth and contained in the Lease Supplement relating to the Property, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, the Property.

     2.2 Lease Term.

     The basic term of this Lease with respect to the Property (the “Basic Term”) shall begin upon the Commencement Date and shall end six years and eleven months after the Closing Date (the “Basic Term Expiration Date”), unless the Basic Term is renewed or earlier terminated. The obligations of the parties under this Lease shall not commence until the Commencement Date.

     To the extent no Lease Default or Lease Event of Default has occurred and is continuing as of the Basic Term Expiration Date or the last day of the immediately preceding Renewal Term, as applicable, Lessee may, not less than three hundred sixty (360) days and no more than seven hundred twenty (720) days prior to the Basic Term Expiration Date or the last day of the first or second (but not the third) Renewal Term, if any, by irrevocable notice to Lessor, the Lenders and the Agent make written request to extend the Expiration Date for an additional period in each such Renewal Term of five (5) years. Lessor, each Lender and the Agent shall each make a determination, in the absolute and sole discretion of each such party, within ninety (90) days of receiving a request from Lessee to renew the term of this Lease as to whether or not such party will agree to renew the term of this Lease as requested; provided, however, that failure by any such party to make a timely response to Lessee’s request to renew the term of this Lease shall be deemed to constitute a refusal by such party to renew the term of this Lease. In response to a request to renew the term of this Lease, if (a) Lessor, each Lender and the Agent shall each agree to the requested renewal of the term of this Lease by delivering written confirmation of such acceptance of renewal of the term of this Lease to the Agent, Lessee and Lessor, then the Lease shall be renewed and shall expire on the date which is six years and eleven months after the then current Expiration Date or (b) Lessor, any Lender or the Agent shall refuse (or deem to have refused) to agree to the requested extension, then the Term shall not be extended and shall expire on the then current Expiration Date and unless the Lessee properly makes an election pursuant to Section 20.1, the Lessee shall be deemed to have elected the Purchase Option which shall be exercised on the then current Expiration Date. Each Renewal Term, if any, shall commence on the day immediately following the Basic Term Expiration Date or the last day of the first or second Renewal Term, as applicable.

     2.3 Title.

     The Property is leased to Lessee without any representation or warranty, express or implied, by Lessor and subject to the rights of parties in possession (if any), the state of title (including without limitation the Permitted Liens) existing as of the Commencement Date, and all applicable Legal Requirements. Lessee shall in no event have any recourse against Lessor for any defect in Lessor’s title to the Property or any interest of Lessee therein other than for Lessor Liens.

     2.4 Lease Supplement.

     On the Closing Date, Lessee and Lessor shall each execute and deliver a Lease Supplement for the Property; provided, the Term shall not commence until the Commencement Date.

     2.5 Lessor Bankruptcy.

     The parties hereto agree that if Lessee elects to remain in possession of the Property after the rejection of this Lease by Lessor under Section 365(h) of the Bankruptcy Code all of the terms and provisions of this Lease shall be effective during such period of possession by Lessee, including Lessee’s Purchase Option, even if Lessor becomes subject to a case or proceeding under the Bankruptcy Code prior to the exercise by Lessee of such purchase rights.

ARTICLE III

     3.1 Rent.

(a) Lessee shall pay Basic Rent in arrears on each Payment Date occurring on or after the Commencement Date.

(b) Basic Rent shall be due and payable in lawful money of the United States and shall be paid by wire transfer of immediately available funds on or before the due date therefor to such account at such bank as Lessor shall from time to time direct.

(c) Lessee’s inability or failure to take possession of all or any portion of the Property when delivered by Lessor, whether or not attributable to any act or omission of Lessor, the Construction Agent, Lessee or any other Person or for any other reason whatsoever, shall not delay or otherwise affect Lessee’s obligation to pay Rent for the Property in accordance with the terms of this Lease.

(d) Lessee shall make all payments of Rent payable to Lessor by wire transfer, such that each such payment is received prior to 11:00 a.m. New York, New York time, on the applicable date for payment of such amount.

     3.2 Payment of Basic Rent.

     Basic Rent shall be paid absolutely net to Lessor or its designee, so that this Lease shall yield to Lessor the full amount thereof, without setoff, deduction or reduction.

     3.3 Supplemental Rent.

     Lessee shall pay to the Person entitled thereto any and all Supplemental Rent when and as the same shall become due and payable. All such payments of Supplemental Rent shall be in the full amount thereof, without setoff, deduction or reduction. Lessee shall pay to the appropriate Person, as Supplemental Rent due and owing to such Person, among other things, upon ten (10) Business Days’ prior written notice, any and all payment obligations (except for amounts payable as Basic Rent, payments made in connection with the satisfaction or removal of Lessor Liens, certain Transaction Expenses funded by Advances pursuant to the Operative Agreements, principal, Interest and Lessor Yield due and owing with respect to the Loans or the Lessor Advances, and amounts expressly excluded from indemnification pursuant to Section 11 of the Participation Agreement). The expiration or other termination of Lessee’s obligations to pay Basic Rent hereunder shall not limit or modify the obligations of Lessee with respect to Supplemental Rent. Unless expressly provided otherwise in this Lease, in the event of any failure on the part of Lessee to pay and discharge any Supplemental Rent as and when due, Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added for nonpayment or late payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent. As a clarification and not in limitation of the foregoing, any and all payment obligations owing from time to time to any Hedge Provider pursuant to one or more Hedging Agreements (including without limitation any and all obligations to pay termination payments thereunder) are hereby expressly agreed to be Supplemental Rent Obligations payable by Lessee.

     3.4 Performance on a Non-Business Day.

     If any Basic Rent is required hereunder on a day that is not a Business Day, then such Basic Rent shall be due on the corresponding Payment Date. If any Supplemental Rent is required hereunder on a day that is not a Business Day, then such Supplemental Rent shall be due on the next succeeding Business Day.

     3.5 Rent Payment Provisions.

     Lessee shall make payment of all Basic Rent and Supplemental Rent when due regardless of whether any of the Operative Agreements pursuant to which same is calculated and is owing shall have been rejected, avoided or disavowed in any bankruptcy or insolvency proceeding involving any of the parties to any of the Operative Agreements. Such Operative Agreements, including without limitation provisions relating to the payment of Supplemental Rent with the proceeds of Advances pursuant to Section 8.3(d) of the Participation Agreement, and their related definitions are incorporated herein by reference and shall survive any termination, amendment or rejection of any such Operative Agreements.

     3.6 Payment to Agent.

     The Lessor hereby instructs the Lessee, and the Lessee hereby acknowledges and agrees, that until such time as the Loans and the Lessor Advances are paid in full and the Liens evidenced by the Security Documents (including the Security Agreement and the Mortgage Instrument) have been released (i) any and all Rent (excluding Excepted Payments) and any and all other amounts of any kind or type under this Lease due and owing or payable to any Person shall instead be paid directly to the Agent (excluding Excepted Payments) or as the Agent may direct from time to time for allocation and distribution in accordance with the procedures set forth in Section 8.7 of the Participation Agreement.

     3.7 Ground Lease and Appurtenant Rights.

     Lessee shall make (or cause to be made) all payments required to be made by Lessor and perform (or cause to be performed) all obligations of Lessor (whether such payment or other obligations are now existing or hereinafter arising) pursuant to the Ground Lease or with respect to any of the Appurtenant Rights.

ARTICLE IV

     4.1 Taxes; Utility Charges.

     Subject to the terms of Article XIII relating to permitted contests, Lessee shall pay or cause to be paid all Impositions with respect to the Property and/or the use, occupancy,

operation, repair, access, maintenance or operation thereof and all charges for electricity, power, gas, oil, water, telephone, sanitary sewer service and all other rents, utilities and operating expenses of any kind or type used in or on the Property during the Term. Upon Lessor’s reasonable written request, Lessee shall provide Lessor from time to time with evidence of all such payments referenced in the foregoing sentence. Lessee shall be entitled to receive any credit or refund with respect to any Imposition or utility charge paid by Lessee. Unless a Lease Event of Default shall have occurred and be continuing, the amount of any credit or refund received by Lessor on account of any Imposition or utility charge paid by Lessee, net of the costs and expenses incurred by Lessor in obtaining such credit or refund, shall be promptly paid over to Lessee. All charges for Impositions or utilities imposed with respect to the Property for a period during which this Lease expires or terminates shall be adjusted and prorated on a daily basis between Lessor and Lessee, and each party shall pay or reimburse the other for such party’s pro rata share thereof.

ARTICLE V

     5.1 Quiet Enjoyment.

     Subject to the rights of Lessor contained in Sections 17.2 – 17.11 and 20.3 and the other terms of this Lease and the other Operative Agreements and so long as no Lease Event of Default shall have occurred and be continuing, Lessee shall have the right to name the Property for purpose of commercial usage and shall peaceably and quietly have, hold and enjoy the Property for the Term, free of any claim or other action by Lessor or anyone rightfully claiming by, through or under Lessor (other than Lessee) with respect to any matters arising from and after the Commencement Date.

ARTICLE VI

     6.1 Net Lease.

     This Lease shall constitute a net lease, and the obligations of Lessee hereunder are absolute and unconditional. Lessee shall pay all operating expenses arising out of the use, operation and/or occupancy of the Property. Any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Lessee be entitled to any abatement, suspension, deferment, reduction, setoff, counterclaim, or defense with respect to the Rent, nor shall the obligations of Lessee hereunder be affected (except as expressly herein permitted and by performance of the obligations in connection therewith) for any reason whatsoever, including without limitation by reason of: (a) any damage to or destruction of the Property or any part thereof; (b) any taking of the Property or any part thereof or interest therein by Condemnation or otherwise; (c) any prohibition, limitation, restriction or prevention of Lessee’s use, occupancy or enjoyment of the Property or any part thereof, or any interference with such use, occupancy or enjoyment by any Person or for any other reason; (d) any title defect, Lien or any matter affecting title to the Property; (e) any eviction by paramount title or otherwise; (f) any default by Lessor hereunder; (g) any action for bankruptcy, insolvency, reorganization, liquidation, receivership, dissolution or other proceeding relating to or affecting the Agent, any Primary Financing Party, Lessee or any Governmental Authority; (h) the impossibility or illegality of performance by Lessor, Lessee or both; (i) any action of any Governmental Authority or any other Person; (j) Lessee’s acquisition of ownership of all or part of the Property; (k) breach of any warranty or representation with respect to the Property or any Operative Agreement; (l) any defect in the condition, quality or fitness for use of the Property or any part thereof; or (m) any other cause or circumstance whether similar or dissimilar to the foregoing and whether or not Lessee shall have notice or knowledge of any of the foregoing. The parties intend that the obligations of Lessee hereunder shall be covenants, agreements and obligations that are separate and independent from any obligations of Lessor hereunder and shall continue unaffected unless such covenants, agreements and obligations shall have been modified or terminated in accordance with an express provision of this Lease. Lessor and Lessee acknowledge and agree that the provisions of this Section 6.1 have been specifically reviewed and subject to negotiation.

     6.2 No Termination or Abatement.

     Lessee shall remain obligated under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution, or other proceeding affecting any Person or any Governmental Authority, or any action with respect to this Lease or any Operative Agreement which may be taken by any trustee, receiver or liquidator of any Person or any Governmental Authority or by any court with respect to any Person, or any Governmental Authority. Lessee hereby waives all right (a) to terminate or surrender this Lease (except as permitted under the terms of the Operative Agreements) or (b) to avail itself of any abatement, suspension, deferment, reduction, setoff, counterclaim or defense (other than payment in full) with respect to any Rent. Lessee shall remain obligated under this Lease in accordance with its terms and Lessee hereby waives any and all rights now or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Lease. Notwithstanding any such statute or otherwise, Lessee shall be bound by all of the terms and conditions contained in this Lease.

ARTICLE VII

     7.1 Ownership of the Property.

(a) Lessor and Lessee intend that (i) for financial accounting purposes with respect to Lessee (A) this Lease will be treated as an “operating lease” pursuant to Statement of Financial Accounting Standards No. 13, as amended, (B) Lessor will be the owner and lessor of the Property and (C) Lessee will be the lessee of the Property, but (ii) for federal and all state and local income tax purposes, and for all bankruptcy purposes (including the substantive law upon which bankruptcy proceedings are based), (A) this Lease will be treated as a financing arrangement and (B) Lessee will be treated as the owner of the Property and will be entitled to all tax benefits ordinarily available to owners of property similar to the Property for such tax purposes. Notwithstanding the foregoing, neither party hereto has made, or shall be deemed to have made, any representation or warranty as to the availability of any of the foregoing treatments under applicable accounting rules, tax, bankruptcy or under any other set of rules. Lessee shall claim the cost recovery deductions associated with the Property, and Lessor shall not, unless prohibited by Law, take on its tax return a position inconsistent with Lessee’s claim of such deductions. It is the further intent of Lessor and Lessee that this Lease and the transaction evidenced by the Operative Agreements conform with and satisfy the requirements of, to the extent applicable, FASB Interpretation No. 46, Emerging Issues Task Force, 1997\Issue 97-1 and Emerging Issues Task Force, 1997\Issue 97-10.

(b) In order to secure the obligations of Lessee now existing or hereafter arising under any and all Operative Agreements, Lessee hereby conveys, grants, assigns, transfers, hypothecates, mortgages and sets over to Lessor, for the benefit of the Secured Parties, a first priority security interest in and lien on all right, title and interest of Lessee (now owned or hereafter acquired) in and to the Property, Casualty and Condemnation proceeds, proceeds from any insurance required by the Insurance Requirements and the proceeds of each of the foregoing to the extent such is personal property and irrevocably grants and conveys a lien, deed of trust or mortgage, as applicable, on all right, title and interest of Lessee (now owned or hereafter acquired) in and to the Property to the extent such is real property. Lessor and Lessee further intend and agree that, for the purpose of securing the obligations of Lessee now existing or hereafter arising under the Operative Agreements, this Lease as supplemented by the Lease Supplement, shall be a security agreement and financing statement within the meaning of Article 9 of the Uniform Commercial Code respecting the Lessee’s interest in the Property and all proceeds (including without limitation Casualty and Condemnation proceeds, proceeds from any insurance required by the Insurance Requirements and the proceeds of each of the foregoing) to the extent such is personal property and an irrevocable grant and conveyance of a lien, deed of trust or mortgage, as applicable, on the Lessee’s interest in the Property and all proceeds (including without limitation Casualty and Condemnation proceeds, proceeds from any insurance required by the Insurance Requirements and the proceeds of each of the foregoing) to the extent such is real property and constitutes a grant by Lessee to Lessor of a security interest, lien, deed of trust or mortgage, as applicable, in all of Lessee’s right, title and interest in and to the Property and all proceeds (including without limitation Casualty and Condemnation proceeds, proceeds from any insurance required by the Insurance Requirements and the proceeds of each of the foregoing) of the conversion, voluntary or involuntary, of the foregoing into cash, investments, securities or other property, whether in the form of cash, investments, securities or other property, and an assignment of all rents, profits and income produced by the Property. Lessee and Lessor further intend and agree that notifications to Persons holding such proceeds, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Lessee, when given, shall be deemed to have been given for the purpose of perfecting the foregoing lien, security interest, mortgage lien or deed of trust, as applicable, under applicable law. Lessee shall promptly take such actions as necessary (including without limitation the filing of Primary Financing Party Financing Statements and memoranda (or short forms) of this Lease and the Lease Supplement) to ensure that the lien, security interest, mortgage lien or deed of trust, as applicable, in the Property and the other items referenced above will be deemed to be a perfected lien, security interest, mortgage lien or deed of trust, as applicable, of first priority (subject only to Permitted Liens and Lessor Liens), under applicable law and will be maintained as such throughout the Term.

ARTICLE VIII

     8.1 Condition of the Property.

     LESSEE ACKNOWLEDGES AND AGREES THAT IT IS LEASING THE PROPERTY “AS-IS WHERE-IS” WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) BY LESSOR (EXCEPT THAT LESSOR SHALL KEEP THE PROPERTY FREE AND CLEAR OF LESSOR LIENS) AND IN EACH CASE SUBJECT TO (A) THE STATE OF TITLE EXISTING AS OF THE COMMENCEMENT DATE, (B) THE RIGHTS OF ANY PARTIES IN POSSESSION THEREOF (IF ANY), (C) ANY STATE OF FACTS REGARDING ITS PHYSICAL CONDITION OR WHICH AN ACCURATE SURVEY MIGHT SHOW, (D) ALL APPLICABLE LEGAL REQUIREMENTS AND (E) VIOLATIONS OF LEGAL REQUIREMENTS WHICH MAY EXIST ON THE DATE HEREOF AND/OR THE DATE OF THE APPLICABLE LEASE SUPPLEMENT. NEITHER LESSOR NOR THE AGENT NOR ANY PRIMARY FINANCING PARTY HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) (EXCEPT THAT LESSOR SHALL KEEP THE PROPERTY FREE AND CLEAR OF LESSOR LIENS) OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE TITLE, VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, MERCHANTABILITY OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF), AND NEITHER LESSOR NOR THE AGENT NOR ANY PRIMARY FINANCING PARTY SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREON OR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY LEGAL REQUIREMENT. LESSEE HAS OR PRIOR TO THE COMMENCEMENT DATE WILL HAVE BEEN AFFORDED FULL OPPORTUNITY TO INSPECT THE PROPERTY AND THE IMPROVEMENTS THEREON (IF ANY), IS OR WILL BE (INSOFAR AS LESSOR, THE AGENT AND EACH PRIMARY FINANCING PARTY ARE CONCERNED) SATISFIED WITH THE RESULTS OF ITS INSPECTIONS AND IS ENTERING INTO THIS LEASE SOLELY ON THE BASIS OF THE RESULTS OF ITS OWN INSPECTIONS, AND ALL RISKS INCIDENT TO THE MATTERS DESCRIBED IN THE PRECEDING SENTENCE, AS BETWEEN LESSOR, THE AGENT AND THE PRIMARY FINANCING PARTIES, ON THE ONE HAND, AND LESSEE, ON THE OTHER HAND, ARE TO BE BORNE BY LESSEE.

     8.2 Possession and Use of the Property.

(a) At all times during the Term with respect to the Property, the Property shall be a Permitted Facility and shall be used by Lessee in the ordinary course of its business. Lessee shall pay, or cause to be paid during the Term, all charges and costs required in connection with the use of the Property as contemplated by this Lease. Lessee shall not commit or permit any physical waste of the Property or any part thereof.

(b) As of the Commencement Date, the address stated in Section 6.2(i) of the Participation Agreement is the principal place of business and chief executive office of Lessee (as such terms are used in the Uniform Commercial Code) and its location of jurisdiction (as such term is used in the Uniform Commercial Code of any applicable jurisdiction) is Delaware. Lessee will provide Lessor with prior written notice of any change of location of its principal place of business, the location of its chief executive office or the location of its jurisdiction of organization. Regarding the Property, the Lease Supplement shall correctly identify the initial location of the related Equipment (if any) and Improvements (if any) and contain an accurate legal description for the related parcel of Land and describe the Appurtenant Rights. The Equipment and Improvements respecting the Property will be located only at the location identified in the Lease Supplement.

(c) Lessee will not attach or incorporate any item of Equipment to or in any other item of equipment or personal property, or to or in any real property, in a manner that could give rise to the assertion of any Lien on such item of Equipment by reason of such attachment or the assertion of a claim that such item of Equipment has become a fixture and is subject to a Lien in favor of a third party that is prior to the Liens thereon created by the Operative Agreements.

(d) As of the Commencement Date, the entire Property (and each component thereof), Equipment, Improvements and Land shall be deemed to have been accepted by Lessee for all purposes of this Lease and to be subject to this Lease.

(e) At all times during the Term, Lessee will comply with all obligations under and (to the extent no Lease Event of Default exists and provided that any such exercise of rights and remedies hereinafter referred to will not impair the value, utility or remaining useful life of the Property) shall be permitted to exercise all rights and remedies under all operation and easement agreements and related or similar agreements applicable to the Property.

     8.3 Integrated Property.

     On the Commencement Date, Lessee shall, at its sole cost and expense, cause the Property, to constitute (and for the duration of the Term shall continue to constitute) all of the equipment, facilities, rights, personal property and real property necessary or appropriate for immediate occupancy.

ARTICLE IX

     9.1 Compliance With Legal Requirements, Insurance Requirements and Manufacturer’s Specifications and Standards.

     Subject to the terms of Article XIII relating to permitted contests, Lessee, at its sole cost and expense, shall (a) comply with all applicable Legal Requirements (including without limitation all Environmental Laws) and all Insurance Requirements relating to the Property, (b) procure, maintain and comply with all licenses, permits, orders, approvals, consents and other authorizations required for the use, operation, maintenance, repair, refurbishment and restoration of the Property, and (c) comply with all manufacturer’s specifications and standards, including without limitation for the use, operation, maintenance, repair, refurbishment and restoration of the Property, whether or not compliance therewith shall require structural or extraordinary changes in the Property or interfere with the use and enjoyment of the Property unless the failure to procure, maintain and comply with such items identified in subparagraphs (b) and (c), individually or in the aggregate, shall not and could not reasonably be expected to have a Material Adverse Effect. Lessor agrees to take such actions as may be reasonably requested by Lessee in connection with the compliance by Lessee of its obligations under this Section 9.1.

ARTICLE X

     10.1 Maintenance and Repair; Return.

(a) Lessee, at its sole cost and expense, shall maintain the Property in the repair and condition as existed as of the Completion Date (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof, of every kind and nature whatsoever, whether interior or exterior, ordinary or extraordinary, structural or nonstructural or foreseen or unforeseen, in each case as required by Section 9.1 and on a basis consistent with the operation and maintenance of Lessee’s properties or equipment comparable in type and function to the Property, such that the Property is capable of being immediately utilized by a third party and in compliance with standard industry practice, subject, however, to the provisions of Article XV with respect to Casualty and Condemnation.

(b) Lessee shall not use or locate any component of the Property outside of Montgomery County, Maryland. Lessee shall not move or relocate any component of the Property beyond the boundaries of the Land (comprising part of the Property) described in the applicable Lease Supplement, except for the temporary removal of Equipment and other personal property for repair or replacement.

(c) If any component of the Property becomes worn out, lost, destroyed, damaged beyond repair or otherwise permanently rendered unfit for use, Lessee, at its own expense, will within a reasonable time replace such component with a replacement component which is free and clear of all Liens (other than Permitted Liens and Lessor Liens) and has a value, utility and useful life at least equal to the component replaced

(assuming the component replaced had been maintained and repaired in accordance with the requirements of this Lease). This Section 10.1(c) does not include certain processing equipment of the Lessee as a component of the Property, if and to the extent such processing equipment (i) was not purchased with any Advance, and (ii) is not necessary or appropriate in order for the Property to comply with Section 8.3, 9.1 or 11.1, or any other applicable provisions of this Lease.

(d) [Reserved].

(e) Lessee shall cause to be delivered to Lessor (at Lessee’s sole expense) one (1) or more additional Appraisals (or reappraisals or updates of prior Appraisals of the Property) as Lessor may request if and to the extent any of the Agent or any Primary Financing Party is required pursuant to any applicable Legal Requirement to obtain such Appraisals (or reappraisals or updates of prior Appraisals) and upon the occurrence of any Lease Event of Default.

(f) Lessor shall under no circumstances be required to build any improvements or install any equipment on the Property, make any repairs, replacements, alterations or renewals of any nature or description to the Property, make any expenditure whatsoever in connection with this Lease or maintain the Property in any way. Lessor shall not be required to maintain, repair or rebuild all or any part of the Property, and Lessee waives the right to (i) require Lessor to maintain, repair, or rebuild all or any part of the Property, or (ii) make repairs at the expense of Lessor pursuant to any Legal Requirement, Insurance Requirement, contract, agreement, covenant, condition or restriction at any time in effect.

(g) Lessee shall, upon the expiration or earlier termination of this Lease, if Lessee shall not have exercised its Purchase Option with respect to the Property and purchased the Property, surrender the Property (i) to Lessor pursuant to the exercise of the applicable remedies upon the occurrence and continuance of a Lease Event of Default or (ii) pursuant to the second paragraph of Section 22.1(a) hereof, to Lessor or the third party purchaser, as the case may be, subject to Lessee’s obligations under this Lease (including without limitation the obligations of Lessee at the time of such surrender under Sections 9.1, 10.1(a) through (f), 10.2, 11.1, 12.1, 22.1 and 23.1).

     10.2 Environmental Inspection.

     If Lessee has not given notice of exercise of its Purchase Option on the Expiration Date pursuant to Section 20.1 or for whatever reason Lessee does not elect (for itself or its designee) to purchase the Property in accordance with the terms of this Lease, then not more than one hundred eighty (180) days nor less than sixty (60) days prior to the Expiration Date, Lessee at its expense shall cause to be delivered to Lessor a Phase I environmental site assessment recently prepared (no more than thirty (30) days prior to the date of delivery) by an independent recognized professional reasonably acceptable to Lessor, and in form, scope and content reasonably satisfactory to Lessor.

ARTICLE XI

     11.1 Modifications.

(a) Lessee at its sole cost and expense, at any time and from time to time without the consent of Lessor may make modifications, alterations, renovations, improvements and additions to the Property or any part thereof and substitutions and replacements therefor (collectively, “Modifications”), and Lessee shall make any and all Modifications required to be made (subject to Section 9.1) pursuant to all Legal Requirements, Insurance Requirements and manufacturer’s specifications and standards; provided, that: (i) no Modification shall materially impair the value, utility or useful life of the Property from that which existed immediately prior to such Modification (assuming the Property has been maintained and repaired in accordance with the requirements of this Lease); (ii) each Modification shall be done expeditiously and in a good and workmanlike manner; (iii) no Modification shall adversely affect the structural integrity of the Property; (iv) to the extent required by Section 14.2(a), Lessee shall maintain builders’ risk insurance at all times when a Modification is in progress; (v) subject to the terms of Article XIII relating to permitted contests, Lessee shall pay all costs and expenses and discharge any Liens arising with respect to any Modification; (vi) each Modification shall comply with the requirements of this Lease (including without limitation Sections 8.2 and 10.1); and (vii) no Improvement shall be demolished or otherwise rendered unfit for use unless Lessee shall finance the proposed replacement Modification outside of this lease facility and without granting a lien to such financing party in such replacement Modification and such replacement Modification shall not cause a Material Adverse Effect; provided, further, Lessee shall not make any Modification (unless required by any Legal Requirement, Insurance Requirement or manufacturer’s specifications or standards) to the extent any such Modification, individually or in the aggregate, shall or could reasonably be expected to have a Material Adverse Effect. All Modifications shall immediately and without further action upon their incorporation into the Property (1) become property of Lessor, (2) be subject to this Lease and (3) be titled in the name of Lessor. Lessee shall not remove or attempt to remove any Modification titled to Lessor from the Property, except as set forth in Section 10.1. Lessee, at its own cost and expense, will pay for the repairs of any damage to the Property caused by the removal or attempted removal of any Modification.

(b) [Reserved].

(c) At the request of Lessee, Lessor shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in connection with any application for permits, licenses, consents, approvals, entitlements and other authorizations required for any such Modification, and, if reasonably requested by Lessee, shall join as a party therein; provided, that all costs and expenses actually incurred by Lessor shall be payable by Lessee.

ARTICLE XII

     12.1 Warranty of Title.

(a) Lessee hereby acknowledges and shall cause title in the Property (including without limitation all Equipment, all Improvements, all replacement components to the Property and all Modifications) immediately and without further action to vest in and be the property of Lessor and to be subject to the terms of this Lease from and after the Commencement Date or such date of incorporation into the Property. Lessee agrees that, subject to the terms of Article XIII relating to permitted contests, Lessee shall not directly or indirectly create or allow to remain, and shall promptly discharge at its sole cost and expense, any Lien, defect, attachment, levy, title retention agreement or claim upon the Property, any component thereof or any Modifications or any Lien, attachment, levy or claim with respect to the Rent or with respect to any amounts held by Lessor, the Agent or any Primary Financing Party pursuant to any Operative Agreement, other than Permitted Liens and Lessor Liens. Lessee shall promptly notify Lessor in the event it receives actual knowledge that a Lien other than a Permitted Lien or Lessor Lien has occurred with respect to the Property, the Rent or any other such amounts, and Lessee represents and warrants to, and covenants with, Lessor that the Liens in favor of Lessor and/or the Agent created by the Operative Agreements are (and until the Financing Parties under the Operative Agreements have been paid in full shall remain) first priority Liens subject only to Permitted Liens and Lessor Liens. At all times subsequent to the Commencement Date, Lessee shall (i) cause a valid, perfected, first priority Lien (subject to Permitted Liens and Lessor Liens) on the Property pursuant to this Lease to be in place in favor of the Agent (for the benefit of the Secured Parties) and (ii) file, or cause to be filed, all necessary documents under the applicable real property law and Article 9 of the Uniform Commercial Code to perfect such title and Liens.

(b) Subject to Section 11.1(b), nothing contained in this Lease shall be construed as constituting the consent or request of Lessor or Agent, expressed or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Property or any part thereof. NOTICE IS HEREBY GIVEN THAT NEITHER LESSOR NOR THE AGENT IS AND NEITHER SHALL BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING THE PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC’S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR OR THE AGENT IN AND TO THE PROPERTY.

ARTICLE XIII

     13.1 Permitted Contests Other Than in Respect of Indemnities.

     Except to the extent otherwise provided for in Section 11 of the Participation Agreement, Lessee, on its own or on Lessor’s behalf but at Lessee’s sole cost and expense, may contest, by appropriate administrative or judicial proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Legal Requirement, Imposition or utility charge payable pursuant to Section 4.1 or 13.2 or any of the matters described in Section 9.1(b) or any Lien, attachment, levy, encumbrance or encroachment and Lessor agrees not to pay, settle or otherwise compromise any such item, provided, that (a) the commencement and continuation of such proceedings shall suspend the collection of any such contested amount from, and suspend the enforcement thereof against, the Property, the Lessor, the Agent and each Primary Financing Party; (b) there shall not be imposed a Lien (other than Permitted Liens and Lessor Liens) on the Property that would subject any part of the Property or any Rent to a material risk of being sold, forfeited, lost or deferred or a material reduction in value; (c) at no time during the permitted contest shall there be a risk of the imposition of criminal liability or material civil liability on the Agent or any Primary Financing Party for failure to comply therewith; and (d) in the event that, at any time, there shall be a material risk of extending the application of such item beyond the end of the Term, then Lessee shall deliver to Lessor, the Agent and each other Financing Party an Officer’s Certificate certifying as to the matters set forth in clauses (a), (b) and (c) of this Section 13.1. Lessor shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in connection with any such contest and, if reasonably requested by Lessee, shall join as a party therein; provided, that all reasonable costs and expenses actually incurred by Lessor shall be payable by Lessee.

     13.2 Impositions, Utility Charges, Other Matters.

     Except with respect to Impositions, utility charges and such other matters referenced in Section 13.1 which are the subject of ongoing proceedings contesting the same in a manner consistent with the requirements of Section 13.1, Lessee shall cause all Impositions, utility charges and such other matters to be timely complied with, paid, settled or compromised, as appropriate, with respect to the Property.

ARTICLE XIV

     14.1 Public Liability and Workers’ Compensation Insurance.

     Subject to Section 14.5, during the Term for the Property, Lessee shall procure and carry, at Lessee’s sole cost and expense, commercial general liability and umbrella liability insurance for claims for injuries or death sustained by persons or damage to property while on the Property or respecting the Equipment and such other public liability coverages as are then customarily carried by similarly situated companies conducting business similar to that conducted by Lessee in the same geographic region. Such insurance shall be on terms and in amounts that are no less favorable than insurance maintained by Lessee with respect to similar properties and equipment that it owns and are then carried by similarly situated companies conducting business similar to that conducted by Lessee, and in no event shall have a minimum combined single limit per occurrence coverage (i) for commercial general liability of less than $1,000,000 and (ii) for umbrella liability of less than $20,000,000. The policies shall name Lessee as the insured and shall be endorsed to name the Agent and each Primary Financing Party as additional insureds. The policies shall also specifically provide that such policies shall be considered primary insurance which shall apply to any loss or claim arising in connection with the Property before any contribution by any insurance which the Agent or any Primary Financing Party may have in force. In the operation of the Property, Lessee shall comply with applicable workers’ compensation laws and protect the Agent and each Primary Financing Party against any liability under such laws.

     14.2 Permanent Hazard and Other Insurance.

(a) During the Term, Lessee shall keep the Property insured against all risk of physical loss or damage by fire and other risks covered under an all risk, extended coverage or “special form” policy of insurance and shall maintain builders’ risk insurance during construction of any Improvements or Modifications in each case in amounts no less than the Termination Value from time to time and on terms that (i) are no less favorable than insurance covering other similar properties owned by Lessee and (ii) are then carried by similarly situated companies conducting business similar to that conducted by Lessee. The policies shall name Lessee as the insured and shall be endorsed to name Lessor and the Agent (on behalf of the Secured Parties) as mortgagees and loss payees, as their interests may appear; provided, so long as no Lease Event of Default exists, any and all losses shall be adjusted by Lessee, and any loss payable under the insurance policies required by this Section for losses up to $1,000,000 will be paid to Lessee.

(b) If, during the Term with respect to the Property the area in which the Property is located is designated a “flood-prone” area pursuant to the Flood Disaster Protection Act of 1973, or any amendments or supplements thereto or is in a zone designated A or V, then Lessee shall comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973. In addition, Lessee will fully comply with the requirements of the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as each may be amended from time to time, and with any other Legal Requirement, concerning flood insurance to the extent that it applies to the Property. During the Term, Lessee shall comply with workers’ compensation laws applicable to Lessee and protect the Agent and each Primary Financing Party against any liability under such laws.

     14.3 Coverage.

(a) As of the date of this Lease and annually thereafter during the Term, Lessee shall furnish the Agent (on behalf of each Primary Financing Party and the other beneficiaries of such insurance coverage) with certificates, in form and substance reasonably satisfactory to Agent, prepared by the insurers or insurance broker of Lessee showing the insurance required under Sections 14.1 and 14.2 to be in effect, naming (to the extent of their respective interests) the Agent and each Primary Financing Party as additional insureds (in the case of liability insurance) and the Lessor and the Agent (on behalf of the Secured Parties) as mortgagees and loss payees (in the case of property/hazard, builders’ risk and flood insurance) and evidencing the other requirements of this Article XIV. All such insurance shall be at the cost and expense of Lessee and provided by nationally recognized, financially sound insurance companies having an A or better rating by A.M. Best’s Key Rating Guide and a rating by S&P or Moody’s of A or A2, respectively, or better. Lessee shall cause such certificates to include a provision for ten (10) days’ advance written notice by the insurer to the Agent (on behalf of Lessor, each Primary Financing Party and the other beneficiaries of such insurance coverage) in the event of cancellation or material alteration of such insurance. If a Lease Event of Default has occurred and is continuing and the Agent (on behalf of any of the Financing Parties) so requests, Lessee shall deliver to the Agent (on behalf of the Financing Parties) copies of all insurance policies required by Sections 14.1 and 14.2.

(b) Lessee agrees that the insurance policy or policies required by Sections 14.1, 14.2(a) and 14.2(b) shall include an appropriate clause pursuant to which any such policy shall provide that it will not be invalidated with respect to the rights of the Agent or any Primary Financing Party should Lessee or any contractor, as the case may be, have waived any or all rights of recovery against any party for losses covered by such policy or due to any breach of warranty, fraud, action, inaction or misrepresentation by Lessee or any Person acting on behalf of Lessee. Lessee hereby waives any and all such rights against the Agent and each Primary Financing Party to the extent of payments made to any such Person under any such policy.

(c) Lessee shall not carry separate insurance concurrent in kind or form or contributing in the event of loss with any insurance required under this Article XIV.

(d) Lessee shall pay as they become due all premiums for the insurance required by Section 14.1 and Section 14.2, shall renew or replace each policy prior to the expiration date thereof or otherwise maintain the coverage required by such Sections without any lapse in coverage.

     14.4 Policies.

     All insurance required by this Article XIV may be provided under (i) an individual policy covering the Property, (ii) a blanket policy or policies which includes other liabilities, properties and locations of Lessee, (iii) an increased coverage or “umbrella policy” provided and utilized to increase the coverage provided by individual or blanket policies in lower amounts (provided the aggregate limits of liability shall comply with the provisions of this Article XIV) or (iv) a combination of any of the foregoing insurance programs.

ARTICLE XV

     15.1 Casualty and Condemnation.

(a) Subject to the provisions of this Article XV and Article XVI (in the event Lessee delivers, or is obligated to deliver or is deemed to have delivered, a Termination Notice), and prior to the occurrence and continuation of a Lease Default or a Lease Event of Default, Lessee shall be entitled to receive (and Lessor hereby irrevocably assigns to Lessee all of Lessor’s right, title and interest in) any condemnation proceeds, award, compensation or insurance proceeds under Sections 14.2(a) or 14.2(b) hereof to which Lessee or Lessor may become entitled by reason of their respective interests in the Property (i) if all or a portion of the Property is damaged or destroyed in whole or in part by a Casualty or (ii) if the use, access, occupancy, easement rights or title to the Property or any part thereof is the subject of a Condemnation; provided, however, if a Lease Default or Lease Event of Default shall have occurred and be continuing or if such condemnation proceeds, award, compensation or insurance proceeds shall exceed $1,000,000, then such condemnation proceeds, award, compensation or insurance proceeds shall be paid directly to Lessor or, if received by Lessee, shall be held in trust for Lessor, and shall be paid over by Lessee to Lessor and held in accordance with the terms of this Article XV. All such amounts in excess of $1,000,000 held by Lessor hereunder on account of any condemnation proceeds, award, compensation or insurance proceeds either paid directly to Lessor or turned over to Lessor shall be held, subject to the terms of this Article XV, as security for the performance of Lessee’s obligations hereunder and under the other Operative Agreements.

(b) Lessee may appear in any proceeding or action to negotiate, prosecute, adjust or appeal any claim for any award, compensation or insurance payment on account of any such Casualty or Condemnation and shall pay all expenses thereof. At Lessee’s reasonable request, and at Lessee’s sole cost and expense, Lessor and the Agent shall participate in any such proceeding, action, negotiation, prosecution or adjustment. Lessor and Lessee agree that this Lease shall control the rights of Lessor and Lessee in and to any such award, compensation or insurance payment.

(c) If Lessee shall receive notice of a Casualty or a Condemnation of the Property or any interest therein where damage to the Property is estimated to equal or exceed thirty-five percent (35%) of the Property Cost, Lessee shall give notice thereof to Lessor promptly after Lessee’s receipt of such notice. In the event such a Casualty or Condemnation occurs (regardless of whether Lessee gives notice thereof), then Lessee shall be deemed to have delivered a Termination Notice to Lessor and the provisions of Sections 16.1 and 16.2 shall apply.

(d) In the event of a Casualty or a Condemnation (regardless of whether notice thereof must be given pursuant to paragraph (c)), this Lease shall terminate with respect to the Property in accordance with Section 16.1 if Lessee, within thirty (30) days after such occurrence, delivers to Lessor a notice to such effect.

(e) If pursuant to this Section 15.1 this Lease shall continue in full force and effect following a Casualty or Condemnation with respect to the Property, Lessee shall, at its sole cost and expense (and, unless a Lease Default or Lease Event of Default shall have occurred and be continuing, using the proceeds of any award, compensation or insurance with respect to such Casualty or Condemnation, including without limitation any such condemnation proceeds, award, compensation or insurance which has been received by Lessor or the Agent; provided, prior to Lessee using any such proceeds of any award, compensation or insurance and prior to the payment of the same from Lessor to Lessee, Lessee must give Lessor reasonable evidence of the applicable restoration and repair work regarding the Property), promptly and diligently repair any damage to the Property caused by such Casualty or Condemnation in conformity with the requirements of Sections 10.1 and 11.1, using the as-built plans and specifications or manufacturer’s specifications for the applicable Improvements, Equipment or other components of the Property (as modified to give effect to any subsequent Modifications, any Condemnation affecting the Property and all applicable Legal Requirements), so as to restore the Property to the same or a greater remaining economic value, useful life, utility, condition, operation and function as existed immediately prior to such Casualty or Condemnation (assuming all maintenance and repair standards have been satisfied). In such event, title to the Property shall remain with Lessor.

If any Lease Default or Lease Event of Default has occurred and is continuing and any Loans, Lessor Advances or other amounts are due and owing to any Financing Party pursuant to the Operative Agreements, Lessee shall promptly (and in any event within three (3) Business Days of the date Lessee receives any such amount) pay Lessor any award, compensation or insurance proceeds received on account of any Casualty or Condemnation with respect to the Property and any Excess Proceeds. All such awards, compensation, insurance proceeds and Excess Proceeds shall be held as security for the performance of Lessee’s obligations hereunder and under the other Operative Agreements and applied to such obligations upon the exercise of remedies in connection with the occurrence of a Lease Event of Default.

(f) In no event shall a Casualty or Condemnation affect Lessee’s obligations to pay Rent pursuant to Article III.

(g) Notwithstanding anything to the contrary set forth in Section 15.1(a) or Section 15.1(e), if during the Term a Casualty occurs with respect to the Property or Lessee receives notice of a Condemnation with respect to the Property, and following such Casualty or Condemnation, the Property cannot reasonably be restored, repaired or replaced on or before the day one hundred eighty (180) days prior to the end of the Term or the date nine (9) months after the occurrence of such Casualty or Condemnation (if such Casualty or Condemnation occurs during the Term) to the same or a greater remaining economic value, useful life, utility, condition, operation and function as existed immediately prior to such Casualty or Condemnation (assuming all maintenance and repair standards have been satisfied) or on or before such day the Property is not in fact so restored, repaired or replaced, then Lessee shall be required to exercise its Purchase Option for the Property on the next Payment Date (notwithstanding the limits on such exercise contained in Section 20.2) and pay Lessor the Termination Value for the Property. If a Lease Default or a Lease Event of Default has occurred and is continuing and any Loans, Lessor Advance or other amounts are owing with respect thereto, then any Excess Proceeds (to the extent of any such Loans, Lessor Advance or other amounts owing with respect thereto) shall be paid to Lessor, held as security for the performance of Lessee’s obligations hereunder and under the other Operative Agreements and applied to such obligations upon the exercise of remedies in connection with the occurrence of a Lease Event of Default, with the remainder of such Excess Proceeds in excess of such Loans, Lessor Advance and other amounts owing with respect thereto being distributed to the Lessee.

     15.2 Environmental Matters.

     Promptly upon Lessee’s actual knowledge of the presence of Hazardous Substances in any portion of the Property in concentrations and conditions that constitute an Environmental Violation and which, in the reasonable opinion of Lessee, the cost to undertake any legally required response, clean up, remedial or other action will or might result in a cost to Lessee of more than $100,000, Lessee shall notify Lessor in writing of such condition. In the event of any Environmental Violation (regardless of whether notice thereof must be given), Lessee shall, not later than thirty (30) days after Lessee has actual knowledge of such Environmental Violation, either deliver to Lessor a Termination Notice with respect to the Property pursuant to Section 16.1, if applicable, or, at Lessee’s sole cost and expense, promptly during such thirty (30) day period deliver to Lessor notice of intention to remediate, and thereafter promptly and diligently undertake and complete any response, clean up, remedial or other action (including without limitation the pursuit by Lessee of appropriate action against any off-site or third party source for contamination) necessary to remove, cleanup or remediate the Environmental Violation in compliance with all Environmental Laws. Any such undertaking shall be timely completed in accordance with prudent industry standards. If Lessee does not deliver a Termination Notice with respect to the Property pursuant to Section 16.1, Lessee shall, upon completion of remedial action by Lessee, cause to be prepared by a reputable environmental consultant reasonably acceptable to Agent a report describing the Environmental Violation and the actions taken by Lessee (or its agents) in response to such Environmental Violation, and a statement by the consultant that the Environmental Violation has been remedied in compliance with applicable Environmental Law. Not less than sixty (60) days and not more than one hundred eighty (180) days prior to any time that Lessee elects to cease operations with respect to the Property or to re-market the Property pursuant to the Sale Option pursuant to Section 20.1 hereof or pursuant to any other provision of any Operative Agreement, Lessee at its expense shall cause to be delivered to Agent a Phase I environmental site assessment (or an update of a prior Phase I environmental site assessment) respecting the Property recently prepared (no more than thirty (30) days prior to the date of delivery) by an independent recognized professional acceptable to Agent in its reasonable discretion and in form, scope and content satisfactory to Agent in its reasonable discretion. If Lessee fails to comply with the foregoing obligation regarding the Phase I environmental site assessment, Lessee shall be obligated to purchase the Property for its Termination Value and shall not be permitted to exercise (and Lessor shall have no obligation to honor any such exercise) any rights under any

Operative Agreement regarding a sale of the Property to a Person other than Lessee or any Affiliate or other designee of Lessee.

     15.3 Notice of Environmental Matters.

     Promptly, but in any event within fifteen (15) days from the date Lessee has actual knowledge thereof, Lessee shall provide to Lessor written notice of any pending or threatened claim, action or proceeding involving any Environmental Law or any Release on or in connection with the Property. All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and Lessee’s proposed response thereto. In addition, Lessee shall provide to Lessor, within ten (10) days of receipt, copies of all material written communications with any Governmental Authority relating to any Environmental Law in connection with the Property. Lessee shall also promptly provide such detailed reports of any such material environmental claims as may reasonably be requested by Lessor.

ARTICLE XVI

     16.1 Termination Upon Certain Events.

     If Lessee has delivered, or is deemed to have delivered, written notice of a termination of this Lease to Lessor in the form described in Section 16.2(a) (a “Termination Notice”) pursuant to the provisions of this Lease, then following the applicable Casualty, Condemnation or Environmental Violation, this Lease shall terminate upon the payment in full of the Termination Value for the Property in accordance with the terms of the Operative Agreements on the applicable Termination Date.

     16.2 Procedures.

(a) A Termination Notice shall contain: (i) notice of termination of this Lease on a Payment Date not more than sixty (60) days after Lessor’s receipt of such Termination Notice (the “Termination Date”); and (ii) a binding and irrevocable agreement of Lessee to pay the Termination Value for the Property and purchase the Property on such Termination Date.

(b) On the Termination Date, Lessee shall pay to Lessor the Termination Value for the Property, and Lessor shall convey the Property or the remaining portion thereof, if any, to Lessee (or Lessee’s designee), all in accordance with Section 20.2.

ARTICLE XVII

     17.1 Lease Events of Default.

     If any one (1) or more of the following events (each a “Lease Event of Default”) shall occur and be continuing:

(a) Lessee shall fail to make payment of any Basic Rent or Termination Value, on the date any such payment is due and payable, or any payment of Supplemental Rent due on the due date of any payment of Termination Value, or any amount due on the Expiration Date;

(b) Lessee shall fail to make payment of any Supplemental Rent (other than Supplemental Rent referred to in Section 17.1(a)) under any Operative Agreement which has become due and payable, in either case, within ten (10) days after receipt of written notice that such payment is due and payable;

(c) Lessee shall fail to maintain insurance required by Article XIV; provided, that in the event that Lessee is otherwise in full compliance with its obligations under Article XIV, Lessee’s failure to timely deliver the certificates of insurance required by Article XIV shall not constitute a Lease Event of Default unless such failure shall continue for a period of ten (10) days after notice of such failure to Lessee from Lessor or the Agent;

(d) Lessee shall fail to observe or perform any term, covenant, obligation or condition of Lessee under this Lease or any other Operative Agreement to which Lessee is a party (other than those set forth in this Section 17), and such failure shall continue for thirty (30) days after the Lessee either has received written notice thereof or a Responsible Officer of Lessee shall have actual knowledge thereof; provided, if such failure is not capable of remedy by the payment of money or otherwise within such thirty (30) day period but may be remedied with further diligence and if the Lessee has and continues to pursue diligently such remedy, then the Lessee shall be granted additional time to pursue such remedy; provided, further, in no event shall such additional period exceed one hundred twenty (120) days or extend beyond the Expiration Date;

(e) any representation, warranty or statement made or restated by Lessee in this Lease or in any other Operative Agreement, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto, shall prove to be untrue in any material respect on the date as of which made or restated, and (i) the circumstances rendering such representation or warranty or statement incorrect shall not be remediable, or (ii) if such representation or warranty or statement is remediable and Lessee is proceeding diligently so to remedy, shall continue unremedied for thirty (30) days after the earlier of: (x) the date on which written notice is delivered by Lessor or the Agent to Lessee specifying such circumstances and demanding that they be remedied and (y) the date on which any Responsible Officer of Lessee has actual knowledge of such incorrectness; provided, however, that if such default is capable of cure but cannot be cured by payment of money or cannot be cured by diligent efforts within such thirty (30) day but such diligent efforts shall be properly commenced within the cure period and Lessee is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional period of time as may be necessary to cure, not to exceed an additional one hundred and twenty (120) days and not to extended beyond the Expiration Date.

(f) the commencement by Lessee or any of its Affiliates of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or Lessee or any of its Affiliates shall have consented to the entry of an order for relief in an involuntary case under any such law, or the failure of Lessee or any of its Affiliates generally to pay its debts as such debts become due (within the meaning of the Bankruptcy Code), or the appointment of or taking possession by a receiver, liquidator or other similar official for Lessee or any of its Affiliates or a general assignment by Lessee or any of its Affiliates for the benefit of its creditors; or the filing against Lessee or any of its Affiliates of an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within ninety (90) days of the date of the filing of the petition, or the filing under any law relating to bankruptcy, insolvency or relief of debtors of any petition against Lessee or any of its Affiliates for reorganization, composition, extension or arrangement with creditors which either (i) results in a finding or adjudication of insolvency of Lessee or any of its Affiliates or (ii) is not dismissed within ninety (90) days of the date of the filing of such petition.

(g) [Reserved];

(h) [Reserved];

(i) any default, event of default or any event which with the passage of time or the giving of notice, or both, would permit the exercise of remedies under the Ground Lease or any of the Appurtenant Rights or any sublease thereof or the Ground Lease or any of the necessary Appurtenant Rights shall terminate;

(j) Lessee shall default in the due performance and observance of any of its obligations under Sections 5.11, 8.3A(v), (w), (x), (y) or (aa) of the Participation Agreement;

(k) one or more judgments or orders for the payment of money in the aggregate amount in excess of $10,000,000 shall be rendered against Lessee or its Affiliates and such judgment or order shall continue unsatisfied or unstayed for a period of sixty (60) days;

(l) any Lien granted under any Security Document shall, in whole or in part, terminate, cease to be effective or lose its first priority status, except as expressly contemplated by the Operative Agreements or as the result of an act or omission of Lessor or the Agent;

(m) an “event of default” shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of Lessee or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $10,000,000, or an event of default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness;

(n) an Agency Agreement Event of Default, a Liquid Collateral Agreement Event of Default or a Punch List Liquid Collateral Agreement Event of Default shall have occurred:

(o) Lessor’s rights pursuant to the Operative Agreements to require Lessee to pledge additional Permitted Investments shall for any reason cease to be a legal, valid and binding agreement with Lessee;

(p) the lien of the Security Document with respect to the Liquid Collateral shall cease to constitute a first priority perfected security interest (except as a result of a voluntary release by the Agent of any Liquid Collateral);

(q) Lessee shall default in the due performance and observance of any of its obligations under Section 8.3A(v), (w), (x), (y) or (aa) of the Participation Agreement or under Section 5.11 of the Participation Agreement;

(r) there occurs an Environmental Violation that is reasonably likely to cost or actually costs more than $500,000 to remediate; or

(s) Lessee or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $2,000,000, which it shall have become liable to pay to the PBGC or to a Pension Plan under Title IV of ERISA; or notice of intent to terminate a Pension Plan or Pension Plans having aggregate Unfunded Liabilities in excess of $2,000,000 shall be filed under Title IV of ERISA by Lessee or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Pension Plan or Pension Plans or a proceeding shall be instituted by a fiduciary of any such Pension Plan or Pension Plans against Lessee or any member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Pension Plan or Pension Plans must be terminated;

then, in any such event, Lessor may, in addition to the other rights and remedies provided for in this Article XVII and in Section 18.1, terminate this Lease by giving Lessee five (5) days written notice of such termination (provided, notwithstanding the foregoing, this Lease shall be deemed to be automatically terminated without the giving of notice upon the occurrence of a Lease Event of Default under Section 17.1(f)), and this Lease shall terminate, and all rights of Lessee under this Lease (other than Lessee’s rights to enforce Lessor’s obligation to convey title to the Property to Lessee in accordance with the provisions of Sections 17.6 and/or 17.11) shall cease. Lessee shall, to the fullest extent permitted by law, pay as Supplemental Rent all costs and expenses incurred by or on behalf of Lessor or any other Financing Party, including without limitation reasonable fees and expenses of counsel, as a result of any Lease Event of Default hereunder.

     A POWER OF SALE HAS BEEN GRANTED IN THIS LEASE AS SUPPLEMENTED BY THE LEASE SUPPLEMENT. A POWER OF SALE MAY ALLOW LESSOR TO TAKE THE PROPERTY AND SELL THE PROPERTY WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON THE OCCURRENCE AND CONTINUANCE OF A LEASE EVENT OF DEFAULT.

     17.2 Surrender of Possession.

     If a Lease Event of Default shall have occurred after the Commencement Date and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall, upon thirty (30) days written notice, surrender to Lessor possession of the Property. Lessor may enter upon and repossess the Property by such means as are available at law or in equity, and may remove Lessee and all other Persons and any and all personal property and Lessee’s equipment and personalty and severable Modifications from the Property. Lessor shall have no liability by reason of any such entry, repossession or removal performed in accordance with applicable law. Upon the written demand of Lessor, Lessee shall return the Property promptly to Lessor, in the manner and condition required by, and otherwise in accordance with the provisions of, Section 22.1(c) hereof.

     17.3 Reletting.

     If a Lease Event of Default shall have occurred after the Commencement Date and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessor may, but shall be under no obligation to, relet any or all of the Property, for the account of Lessee or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) and for such purposes as Lessor may determine, and Lessor may collect, receive and retain the rents resulting from such reletting. Lessor shall not be liable to Lessee for any failure to relet the Property or for any failure to collect any rent due upon such reletting.

     17.4 Damages.

     Neither (a) the termination of this Lease as to the Property pursuant to Section 17.1; (b) the repossession of the Property; nor (c) the failure of Lessor to relet the Property, the reletting of all or any portion thereof, nor the failure of Lessor to collect or receive any rentals due upon any such reletting, shall relieve Lessee of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. If any Lease Event of Default shall have occurred after the Commencement Date and be continuing and this Lease is terminated pursuant to Section 17.1, Lessee shall forthwith pay to Lessor all Rent and other sums due and payable hereunder to and including without limitation the date of such termination. In the event this Lease is not terminated pursuant hereto, on the days on which the Basic Rent or Supplemental Rent, as applicable, are payable under this Lease or would have been payable under this Lease and until the end of the Term hereof Lessee shall pay Lessor, as current liquidated damages (it being agreed that it would be impossible accurately to determine actual damages) an amount equal to the Basic Rent and Supplemental Rent that are payable under this Lease or would have been payable by Lessee hereunder if this Lease had not been terminated pursuant to Section 17.1, less the net proceeds, if any, which are actually received by Lessor with respect to the period in question of any reletting of the Property or any portion thereof; provided, that Lessee’s obligation to make payments of Basic Rent and Supplemental Rent under this Section 17.4 shall continue only so long as Lessor shall not have received the amounts specified in Section 17.6. In calculating the amount of such net proceeds from reletting, there shall be deducted all of Lessor’s, the Agent’s and any Primary Financing Party’s reasonable expenses in connection therewith, including without limitation repossession costs, brokerage or sales commissions, fees and expenses for counsel and any necessary repair costs and expenses incurred in preparation for such reletting. To the extent Lessor receives any damages pursuant to this Section 17.4, such amounts shall be regarded as amounts paid on account of Rent. Lessee specifically acknowledges and agrees that its obligations under this Section 17.4 shall be absolute and unconditional under any and all circumstances and shall be paid and/or performed, as the case may be, without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever.

     17.5 Power of Sale.

(a) Without limiting any other remedies set forth in this Lease, Lessor and Lessee agree that Lessee has granted, pursuant to Section 7.1(b) hereof and the Lease Supplement, a Lien against the Property WITH POWER OF SALE, and that, upon the occurrence and during the continuance of any Lease Event of Default, Lessor shall have the power and authority, to the extent provided by law, after prior notice and lapse of such time as may be required by law, to foreclose its interest (or cause such interest to be foreclosed) in all or any part of the Property.

(b) Upon the occurrence and during the continuance of a Lease Event of Default, the Lessor, in lieu of or in addition to exercising any power of sale hereinabove given, may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of such interest in the Property, against Lessee for the Termination Value or for the appointment of a receiver pending any foreclosure hereunder or the sale of such interest in the Property, or for the enforcement of any other appropriate legal or equitable remedy.

     17.6 Final Liquidated Damages.

     If a Lease Event of Default shall have occurred and be continuing, whether or not this Lease shall have been terminated pursuant to Section 17.1 and whether or not Lessor shall have collected any current liquidated damages pursuant to Section 17.4, Lessor shall have the right to recover, by demand to Lessee and at Lessor’s election, and Lessee shall pay to Lessor, as and for final liquidated damages, but exclusive of the indemnities payable under Section 11 of the Participation Agreement (which, if requested, shall be paid concurrently), and in lieu of all current liquidated damages beyond the date of such demand (it being agreed that it would be impossible accurately to determine actual damages) the Termination Value. Upon payment of the amount specified pursuant to the first sentence of this Section 17.6, Lessee shall be entitled to receive from Lessor, either at Lessee’s request or upon Lessor’s election, in either case at Lessee’s cost, Lessor’s entire right, title and interest in and to the Property and all components thereof, free and clear of the Lien of this Lease (including without limitation the release of any memoranda of Lease and/or the Lease Supplement recorded in connection therewith) and any Lessor Liens. The Property shall be conveyed to Lessee “AS-IS, WHERE-IS” and in its then present physical condition. If any statute or rule of law shall limit the amount of such final liquidated damages to less than the amount agreed upon, Lessor shall be entitled to the maximum amount allowable under such statute or rule of law; provided, however, Lessee shall not be entitled to receive an assignment of Lessor’s interest in the Property or any of the components thereof unless Lessee shall have paid in full the Termination Value. Lessee specifically acknowledges and agrees that its obligations under this Section 17.6 shall be absolute and unconditional under any and all circumstances and shall be paid and/or performed, as the case may be, without notice or demand and without any abatement, reduction, diminution, setoff, defense, counterclaim or recoupment whatsoever.

     17.7 Environmental Costs.

     If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall pay directly to any third party (or at Lessor’s election, reimburse Lessor) for the cost of any environmental testing and/or remediation work undertaken respecting the Property, as such testing or work is deemed appropriate in the reasonable judgment of Lessor, and shall indemnify and hold harmless Lessor and each other Indemnified Person therefrom. Lessee shall pay all amounts referenced in the immediately preceding sentence within five (5) Business Days of any request by Lessor for such payment. The provisions of this Section 17.7 shall not limit the obligations of Lessee under any Operative Agreement regarding indemnification obligations, environmental testing, remediation and/or work.

     17.8 Waiver of Certain Rights.

     If this Lease shall be terminated pursuant to Section 17.1, Lessee waives, to the fullest extent permitted by Law, (a) any notice of re-entry or the institution of legal proceedings to obtain re-entry or possession; (b) any right of redemption, re-entry or possession; (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (d) any other rights which might otherwise limit or modify any of Lessor’s rights or remedies under this Article XVII.

     17.9 Assignment of Rights Under Contracts.

          If a Lease Event of Default shall have occurred and be continuing, and whether or not this Lease shall have been terminated pursuant to Section 17.1, Lessee shall upon Lessor’s demand (and provided Lessee has not cured such Lease Event of Default pursuant to Section 17.11 or otherwise paid to Lessor an amount equal to the liquidated damages set forth in Section 17.6 within ten (10) days after written demand therefor) immediately assign, transfer and set over to Lessor all of Lessee’s right, title and interest in and to each agreement executed by Lessee in connection with the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property (including without limitation all right, title and interest of Lessee with respect to all warranty, performance, service and indemnity provisions), as and to the extent that the same relate to the acquisition, installation, testing, use, development, construction, operation, maintenance, repair, refurbishment and restoration of the Property or any of them.

     17.10 Remedies Cumulative.

     The remedies herein provided shall be cumulative and in addition to (and not in limitation of) any other remedies available at law, equity or otherwise, including without limitation any mortgage foreclosure remedies; provided, however, Lessor shall not exercise any rights or remedies, other than the right to terminate this Agreement, to collect current or full liquidated damages pursuant to Section 17.4 and 17.6 above and to transfer and convey the Property to Lessee in accordance with Section 17.6 above, and to seek to enforce the indemnifications under this Agreement and any other Operative Agreement, unless and until Lessee shall have failed to pay to Lessor the liquidated damages set forth in Section 17.6 within ten (10) days after the Agent has delivered to the Lessee a written demand therefor.

     17.11 Lessee’s Right to Cure by Purchase of the Property.

     Notwithstanding anything in this Lease or in any of the other Operative Agreements to the contrary, upon the occurrence and continuance of a Lease Default or Lease Event of Default, Lessee may, but shall not be obligated to, cure any such Lease Default or Lease Event of Default, as the case may be, by purchasing the Property, such purchase to be consummated as provided in Section 19.1 and Section 20.2.

     17.12 Limitation Regarding Certain Lease Events of Default.

Notwithstanding anything contained herein or in any other Operative Agreement to the contrary, upon the occurrence and during the continuance of a Lease Event of Default attributable solely to a Lease Event of Default under Sections 5.3(x), 5.4(k), 5.4(l), 6.2(h), 6.2(p), 6.2(bb), 6.2(hh), 8.3(i), 8.3(n), 8.3(A)(u)(iv) or 10.1(c) of the Participation Agreement (collectively, a “Limited Recourse Event of Default”), the maximum aggregate amount of Lessee’s obligations attributable solely to a Limited Recourse Event of Default (including without limitation any liability for amounts due pursuant to Section 11.1(e) of the Participation Agreement for enforcement costs or losses arising as a result of such Limited Recourse Event of Default) shall be an amount equal to the Maximum Residual Guarantee Amount for the Property; provided, this

Section 17.12 shall not in any way limit the liability of Lessee in the event of any other Lease Event of Default (other than a Limited Recourse Event of Default) or any indemnity payment to any Indemnified Person (except as expressly stated above), including without limitation the indemnities set forth in Sections 11.1 through 11.7 of the Participation Agreement and such indemnity payment shall not be included in the calculation set forth above.

     Lessee nonetheless acknowledges and aggress that even though the maximum aggregate recovery from Lessee is limited as aforesaid, neither Lessor’s nor any other Financing Party’s right of recovery from the Property (as opposed to any recovery from Lessee) is so limited and Lessor or any other applicable Financing Party shall be entitled to recover one hundred percent (100%) of the amounts owed to Lessor or such other Financing Party in accordance with the Operative Agreements from its interest in the Property, including without limitation, to the extent not duplicative, one hundred percent (100%) of the aggregate Termination Value for the Property.

ARTICLE XVIII

     18.1 Lessor’s Right to Cure Lessee’s Lease Defaults.

     Lessor, without waiving or releasing any obligation or Lease Event of Default, may (but shall be under no obligation to) remedy any Lease Event of Default for the account and at the sole cost and expense of Lessee, including without limitation the failure by Lessee to maintain the insurance required by Article XIV, and may, to the fullest extent permitted by law, and notwithstanding any right of quiet enjoyment in favor of Lessee, enter upon the Property, and take all such action thereon as may be necessary or appropriate therefor. No such entry shall be deemed an eviction of any lessee. All reasonable out-of-pocket costs and expenses so incurred (including without limitation fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Lessor, shall be paid by Lessee to Lessor on demand.

ARTICLE XIX

     19.1 Provisions Relating to Lessee’s Exercise of its Purchase Option.

     Subject to Section 19.2, in connection with any termination of this Lease, or in connection with Lessee’s exercise of its Purchase Option, upon the date on which this Lease is to terminate, and upon tender by Lessee of the amounts set forth in Sections 16.2(b) or 20.2, as applicable, Lessor shall execute and deliver to Lessee (or to Lessee’s designee) at Lessee’s cost and expense a ground lease assignment or termination (as requested by Lessee) regarding the Property, in each case in recordable form and otherwise in conformity with local custom and free and clear of the Lien of this Lease, the Liens of the Security Documents and any other Operative Agreements and any Lessor Liens, but without any other warranties (of title or otherwise) from Lessor and such other documents or instruments as may be reasonably requested by Lessee to effect the conveyance or assignment contemplated by this Section 19.1. The Property shall be conveyed to Lessee “AS-IS, “WHERE-IS” and in then present physical condition.

     19.2 No Purchase or Termination With Respect to Less than All of the Property.

     Except as expressly permitted pursuant to Section 21.1, Lessee shall not be entitled to exercise its Purchase Option or the Sale Option separately with respect to a portion of the Property but shall be required to exercise its Purchase Option or the Sale Option with respect to the entire Property.

ARTICLE XX

     20.1 Purchase Option or Sale Option-General Provisions.

     Unless the term of this Lease has been renewed in accordance with Section 2.2 then not less than one hundred eighty (180) days and no more than two hundred forty (240) days prior to the Expiration Date or, respecting the Purchase Option only, not less than sixty (60) days and no more than two hundred forty (240) days prior to any Payment Date (such Expiration Date or, respecting the Purchase Option only, any such Payment Date being hereinafter referred to as the “Election Date”), Lessee may give Agent (on behalf of Lessor) irrevocable written notice (the “Election Notice”) that Lessee is electing (a) to purchase the Property on the applicable Election Date (the “Purchase Option”) or (b) with respect to an Election Notice given in connection with the Expiration Date only, the option to re-market the Property to a Person other than Lessee or any Affiliate of Lessee and cause a sale of the Property to occur on the applicable Election Date pursuant to the terms of Section 22.1 (the “Sale Option”). If Lessee does not give an Election Notice indicating the Purchase Option or the Sale Option at least one hundred eighty (180) days and not more than two hundred forty (240) days prior to the Expiration Date, then Lessee shall be deemed to have elected for the Purchase Option to apply on the Expiration Date. If Lessee shall either (i) elect (or be deemed to have elected) to exercise the Purchase Option or (ii) elect the Sale Option and fail to cause the Property to be sold in accordance with the terms of Section 22.1 on the applicable Election Date, then in either case Lessee shall pay to Lessor on the date on which such purchase or sale is scheduled to occur an amount equal to the Termination Value for the Property (which the parties do not intend to be a “bargain” purchase price) and, upon receipt of such amounts and satisfaction of such obligations, Lessor shall transfer to Lessee (or to Lessee’s designee) all of Lessor’s right, title and interest in and to the Property in accordance with Section 20.2.

     If the Property is the subject of remediation efforts respecting Hazardous Substances at the applicable Election Date which could materially and adversely impact the Fair Market Sales Value of the Property (with materiality determined in Lessor’s reasonable discretion), then Lessee shall be obligated to purchase the Property pursuant to Section 20.2.

     20.2 Lessee Purchase Option.

     Provided, that the Election Notice has been appropriately given specifying the Purchase Option, Lessee shall purchase the Property on the applicable Election Date at a price equal to the

Termination Value for the Property (which the parties do not intend to be a “bargain” purchase price).

     Subject to Section 19.2, in connection with any termination of this Lease, or in connection with Lessee’s exercise of its Purchase Option, upon the date on which this Lease is to terminate with respect to the Property and upon tender by Lessee of the amounts set forth in Section 16.2(b) or this Section 20.2, as applicable, Lessor shall execute, acknowledge (where required) and deliver to Lessee, at Lessee’s cost and expense, each of the following: (a) an assignment of the Appurtenant Rights (to the extent assignable) and an assignment or termination of the Ground Lease (as requested by the Lessee) or (to the extent it is real property) to Lessee (or Lessee’s designee) free and clear of the Lien of this Lease, the Liens of the Credit Documents and any other Operative Agreements and any Lessor Liens; (b) a Bill of Sale conveying the Property (to the extent it is personal property) to Lessee (or Lessee’s designee) free and clear of the Lien of this Lease, the Liens of the Credit Documents and any other Operative Agreements and any Lessor Liens; (c) any real estate tax affidavit or other document required by law to be executed and filed in order to record the Deed; and (d) FIRPTA affidavits and such documents or instruments as may be reasonably requested by Lessee to effect the conveyance and release contemplated by this Section 20.2. All of the foregoing documentation must be in form and substance reasonably satisfactory to Agent and Lessee. The Property shall be conveyed to Lessee (or Lessee’s designee) “AS-IS, WHERE-IS” and in then present physical condition.

     On the applicable Election Date on which Lessee has elected to exercise its Purchase Option, Lessee shall pay (or cause to be paid) to Lessor or the Agent, as appropriate, the sum of all reasonable costs and expenses incurred by any such party in connection with the election by Lessee to exercise its Purchase Option and all Rent then due and payable or accrued under this Lease and/or any other Operative Agreement.

     20.3 Third Party Sale Option.

(a) Provided, that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Election Notice has been appropriately given specifying the Sale Option, Lessee shall undertake to cause a sale of the Property on the applicable Election Date (all as specified in the Election Notice), in accordance with the provisions of Section 22.1 hereof. Such Election Date on which a sale is required may be hereafter referred to as the “Sale Date”.

(b) In the event Lessee exercises the Sale Option then, as soon as practicable and in all events not less than sixty (60) days and not more than one hundred eighty (180) days prior to the Sale Date, Lessee at its expense shall cause to be delivered to Lessor a Phase I environmental site assessment for the Property recently prepared (no more than thirty (30) days old prior to the date of delivery) by an independent recognized professional reasonably acceptable to Lessor and in form, scope and content reasonably satisfactory to Lessor. In the event that Lessor shall not have received such environmental site assessment by the date sixty (60) days prior to the Sale Date or in the event that such environmental assessment shall reveal the existence of any material violation of Environmental Laws, other material Environmental Violation or potential material Environmental Violation (with materiality determined in each case by Lessor in its reasonable discretion), then Lessee on the Sale Date shall pay to Lessor an amount equal to the Termination Value for the Property. Upon receipt of such payment, Lessor shall transfer to Lessee all of Lessor’s right, title and interest in and to the Property in accordance with Section 19.1.

ARTICLE XXI

[RESERVED]

ARTICLE XXII

     22.1 Sale Procedure.

(a) During the Marketing Period, Lessee, on behalf of Lessor, shall obtain bids for the cash purchase of the Property in connection with a sale to one (1) or more third party purchasers to be consummated on the Sale Date, shall notify Lessor promptly of the name and address of each prospective purchaser and the cash price which each prospective purchaser shall have offered to pay for the Property and shall provide Lessor with such additional information about the bids and the bid solicitation procedure as Lessor may reasonably request from time to time. All such prospective purchasers must be Persons other than Lessee or any Affiliate of Lessee. On the Sale Date, Lessee shall pay (or cause to be paid) to Lessor or the Agent, as appropriate, the sum of all reasonable costs and expenses incurred by Lessor and/or the Agent (as the case may be) in connection with such sale of the Property, all Rent then due and payable or accrued under this Lease and/or any other Operative Agreement.

Lessor may reject any and all bids and may solicit and obtain bids by giving Lessee written notice to that effect; provided, however, that notwithstanding the foregoing, Lessor may not reject any bid submitted by Lessee if such bid is greater than or equal to the Limited Recourse Amount for the Property, and represents a bona fide offer from one (1) or more third party purchasers. If the highest price which a prospective purchaser or the prospective purchasers shall have offered to pay for the Property on the Sale Date is less than the Limited Recourse Amount for the Property or if such bid does not represent a bona fide offer from one (1) or more third parties or if there are no bids, Lessee may withdraw its exercise of the Sale Option and exercise Lessee’s Purchase Option by purchasing the Property on such Sale Date in accordance with Section 20.2, failing which Lessor may elect to retain the Property, subject to Section 22.6, by giving Lessee prior written notice of Lessor’s election to retain the same, and promptly upon receipt of such notice, Lessee shall surrender, or cause to be surrendered, the Property in accordance with the terms and conditions of Section 10.1. Upon acceptance of any bid, Lessor agrees, at Lessee’s request and expense, to execute a contract of sale with respect to such sale, so long as the same is consistent with the terms of this Article 22 and provides by its terms that it is nonrecourse to Lessor.

Unless Lessor shall have elected to retain the Property pursuant to the provisions of the preceding paragraph, Lessee shall arrange for Lessor to sell the Property free and clear of the Lien of this Lease, the Liens of the Security Documents and any other Operative Agreements and any Lessor Liens, without recourse or warranty (of title or otherwise), for cash on the Sale Date to the purchaser or purchasers offering the highest cash sales price, as identified by Lessee or Lessor, as the case may be; provided, however, solely as to Lessor, any Lessor Lien shall not constitute a Lessor Lien so long as Lessor is diligently and in good faith contesting, at the cost and expense of Lessor such Lessor Lien by appropriate proceedings in which event (with the consent of the Lessee, but without penalty or cost to Lessee) the Sale Date shall be delayed for the period of such contest. To effect such transfer and assignment, Lessor shall execute, acknowledge (where required) and deliver to the appropriate purchaser each of the following: (a) an assignment of the Appurtenant Rights (to the extent assignable) and an assignment or termination of the Ground Lease (as requested by Lessee) (to the extent it is real property) to the appropriate purchaser free and clear of the Lien of this Lease, the Liens of the Credit Documents and the other Operative Agreements and any Lessor Liens; (b) a Bill of Sale conveying the Property (to the extent it is personal property) titled to Lessor to the appropriate purchaser free and clear of the Lien of this Lease, the Liens of the Credit Documents and the other Operative Agreements and any Lessor Liens; (c) any real estate tax affidavit or other document required by law to be executed and filed in order to record the assignment of the Appurtenant Rights or the assignment or termination of the Ground Lease; and (d) FIRPTA affidavits and such other documents or instruments required for the issuance of an owner’s policy of title insurance subject only to the Liens encumbering the Property on the Commencement Date and those consented to by Lessee, or otherwise to effect the conveyance and release contemplated herein, as appropriate. All of the foregoing documentation must be in form and substance reasonably satisfactory to Lessor and the Agent. Lessee shall surrender the Property so sold or subject to such documents to each purchaser in the condition specified in Section 10.1, or in such other condition as may be agreed between Lessee and such purchaser. Neither Lessor nor Lessee shall take or fail to take any action which would have the effect of unreasonably discouraging bona fide third party bids for the Property. If the Property is neither (i) sold on the Sale Date in accordance with the terms of this Section 22.1, nor (ii) retained by Lessor pursuant to an affirmative election made by Lessor pursuant to the second sentence of the second paragraph of this Section 22.1(a), then (x) Lessee shall be deemed to have elected the Purchase Option and shall be obligated to pay Lessor on the Sale Date an amount equal to the aggregate Termination Value for the Property less any sales proceeds received, and (y) Lessor shall transfer the Property to Lessee in accordance with Section 20.2.

(b) If the Property is sold on the Sale Date to a third party purchaser in accordance with the terms of Section 22.1(a) and the purchase price paid for the Property is less than the Termination Value (hereinafter such difference shall be referred to as the “Deficiency Balance”), then Lessee hereby unconditionally promises to pay to Lessor on the Sale Date the lesser of (i) the Deficiency Balance, or (ii) the Maximum Residual Guarantee Amount for the Property. On a Sale Date if Lessor receives the Termination Value for the Property, then Lessee may retain the excess of the net sale proceeds of the Property over the Termination Value. If the Property is retained by Lessor pursuant to an affirmative election made by Lessor pursuant to the provisions of Section 22.1(a) or if Section 22.6 applies, then Lessee hereby unconditionally promises to pay to Lessor on the Sale Date an amount equal to the Maximum Residual Guarantee Amount for the Property. Any payment of the foregoing amounts described in this Section 22.1(b) shall be made together with a payment of all amounts referenced in the last sentence of the first paragraph of Section 22.1(a).

(c) In the event that the Property is either sold to one (1) or more third party purchasers on the Sale Date or retained by Lessor in connection with an affirmative election made by Lessor pursuant to the provisions of Section 22.1(a), then in either case on the Sale Date Lessee shall provide Lessor or such third party purchaser (unless otherwise agreed by such third party purchaser) with (i) all permits, certificates of occupancy, governmental licenses and authorizations necessary to use, operate, repair, access and maintain the Property for the purpose it is being used by Lessee, and (ii) such manuals, permits, easements, licenses, intellectual property, know-how, rights-of-way and other rights and privileges in the nature of an easement as are reasonably necessary or desirable in connection with the use, operation, repair, access to or maintenance of the Property for its intended purpose or otherwise as Lessor or such third party purchaser(s) shall reasonably request (and a royalty-free license or similar agreement to effectuate the foregoing on terms reasonably agreeable to Lessor or such third party purchaser(s), as applicable). All assignments, licenses, easements, agreements and other deliveries required by clauses (i) and (ii) of this paragraph (c) shall be in form reasonably satisfactory to Lessor or such third party purchaser(s), as applicable, and shall be fully assignable (including without limitation both primary assignments and assignments given in the nature of security) without payment of any fee, cost or other charge.

     22.2 Application of Proceeds of Sale.

     Lessor shall apply the proceeds of sale of the Property to a third party pursuant to the Sale Option in accordance with the intercreditor provisions among Lessor, the Primary Financing Parties and the Agent contained in the Operative Agreements, including without limitation Section 8.7 of the Participation Agreement.

     22.3 Indemnity for Excessive Wear.

     If the proceeds of the sale described in Section 22.1 with respect to the Property shall be less than the Limited Recourse Amount with respect to the Property, and at the time of such sale it shall have been reasonably determined (pursuant to the Appraisal Procedure) that the Fair Market Sales Value of the Property shall have been impaired by greater than expected wear and tear during the term of the Lease, Lessee shall pay to Lessor within ten (10) days after receipt of Lessor’s written statement (i) the amount of such excess wear and tear determined by the Appraisal Procedure or (ii) the amount of the Sale Proceeds Shortfall, whichever amount is less.

     22.4 Appraisal Procedure.

     For determining the Fair Market Sales Value of the Property or any other amount which may, pursuant to any provision of any Operative Agreement, be determined by an appraisal procedure, Lessor and Lessee shall use the following procedure (the “Appraisal Procedure”). Lessor and Lessee shall endeavor to reach a mutual agreement as to such amount for a period of ten (10) days from commencement of the Appraisal Procedure under the applicable Section of the Lease, and if they cannot agree within ten (10) days, then two (2) qualified appraisers, one (1) chosen by Lessee and one (1) chosen by Lessor, shall mutually agree thereupon, but if either party shall fail to choose an appraiser within twenty (20) days after notice from the other party of the selection of its appraiser, then the appraisal by such appointed appraiser shall be binding on Lessee and Lessor. If the two (2) appraisers cannot agree within twenty (20) days after both shall have been appointed, then a third appraiser shall be selected by the two (2) appraisers or, failing agreement as to such third appraiser within thirty (30) days after both shall have been appointed, by the American Arbitration Association. The decisions of the three (3) appraisers shall be given within twenty (20) days of the appointment of the third appraiser and the decision of the appraiser most different from the average of the other two (2) shall be discarded and such average shall be binding on Lessor and Lessee; provided, that if the highest appraisal and the lowest appraisal are equidistant from the third appraisal, the third appraisal shall be binding on Lessor and Lessee. The fees and expenses of the appraiser appointed by Lessee shall be paid by Lessee; the fees and expenses of the appraiser appointed by Lessor shall be paid by Lessor and the Investors, ratably, based on their relative percentages of the aggregate Commitments (such fees and expenses not being indemnified pursuant to Section 11 of the Participation Agreement); and the fees and expenses of the third appraiser shall be divided equally between (x) Lessee and (y) Lessor and the Investors, ratably, based on their relative percentage of the aggregate Commitments.

     22.5 Certain Obligations Continue.

     During the Marketing Period, the obligation of Lessee to pay Rent with respect to the Property (including without limitation the installment of Basic Rent due on the Sale Date) shall continue undiminished until payment in full to Lessor of the Maximum Residual Guarantee Amount or the Deficiency Balance (as applicable), the sale proceeds, if any, for the Property in accordance with this Lease, the amount due under Section 22.3, if any, and all other amounts due to Lessor or any other Person with respect to the Property or any Operative Agreement. Lessor shall have the right, but shall be under no duty, to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise to take action in connection with any such sale, other than as expressly provided in this Article XXII.

     22.6 Post-Expiration Sales.

     If Lessee shall have exercised the Sale Option and prior to the Expiration Date, Lessee shall have either (i) failed to submit a bid for the purchase of the Property, or (ii) if any of the bids submitted by Lessee to Lessor for the purchase of the Property has not been accepted by Lessor pursuant to Section 22.1, and provided no Lease Event of Default has occurred and is continuing (including as a result of Lessee’s failure to comply with any of the requirements at Articles XX and XXII), then all bids submitted by Lessee to Lessor for the purchase of the Property shall be deemed rejected, and the Lessee shall deliver possession of the Property to Lessor on the Expiration Date and in the condition required by Section 22.1, and Lessee shall pay to Lessor on the Expiration Date a Supplemental Rent payment equal to the Maximum Residual Guarantee Amount plus all accrued Basic Rent and any Supplemental Rent due and payable. Thereafter (except for obligations of indemnity including without limitation under Section 11 of the Participation Agreement and for other obligations of Lessee under the Operative Agreements which are expressed to survive), Lessee shall have no further obligation to pay Rent or the remaining unpaid Property Cost with respect to the Property, and, except with respect to the Property, Lessor shall request the Agent to release the Liens of the Security Documents regarding the Liquid Collateral. Nothing in this Section 22.6 shall adversely affect any other rights of Lessor to terminate this Lease or to pursue any remedy hereunder as a result of a Lease Event of Default arising as a result of Lessee’s failure to comply with the requirements set forth herein. Following the delivery of the Property to Lessor pursuant to this Section 22.6, Lessor shall be free to sell or lease the Property to any party for such amounts, as Lessor determines in its sole discretion in order to maximize Lessor’s opportunity to recover the portion of the Post-Expiration Balance for the Property. Proceeds from any such sale of the Property shall be applied as provided in Section 8.7(b)(vii) of the Participation Agreement. If Lessor fails to sell the Property prior to the two year anniversary of the Expiration Date, Lessor shall obtain an appraisal from an independent appraiser selected by Lessor which shall establish the Fair Market Sales Value of the Property (as “dark”) as of the end of such two year period and Lessor shall pay to Lessee the lesser of (x) the Maximum Residual Guarantee Amount paid by Lessee with respect to the Property and (y) the difference, if any, between the Fair Market Sales Value of the Property and the Post-Expiration Date Balance (as of the two year anniversary of the Expiration Date). Lessor shall be entitled to reimbursement of such amount paid to Lessee from the proceeds of any sale of the Property applied in accordance with Section 8.7(b)(vii) of the Participation Agreement. To the greatest extent permitted by law, Lessee hereby unconditionally and irrevocably waives and releases Lessor from any right to require Lessor following the Expiration Date to sell the Property for any minimum purchase price or on any particular terms or conditions.

ARTICLE XXIII

     23.1 Holding Over.

     If Lessee shall for any reason remain in possession of the Property after the expiration or earlier termination of this Lease (unless the Property is conveyed to Lessee), such possession shall be as a tenancy at sufferance during which time Lessee shall continue to pay Supplemental Rent that would be payable by Lessee hereunder were the Lease then in full force and effect with respect to the Property and Lessee shall continue to pay Basic Rent at the lesser of the highest lawful rate and one hundred ten percent (110%) of the last payment of Basic Rent due with respect to the Property prior to such expiration or earlier termination of this Lease. Such Basic Rent shall be payable from time to time upon demand by Lessor and such additional amount of Basic Rent shall be applied by Lessor ratably to the Primary Financing Parties based on their relative amounts of the then outstanding Property Cost. During any period of tenancy at sufferance, Lessee shall, subject to the second preceding sentence, be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenants at sufferance, to continue their occupancy and use of the Property. Nothing contained in this Article XXIII shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease (unless the Property is conveyed to Lessee) and nothing contained herein shall be read or construed as preventing Lessor from maintaining a suit for possession of the Property or exercising any other remedy available to Lessor at law or in equity.

ARTICLE XXIV

     24.1 Risk of Loss.

     During the Term, unless Lessee shall not be in actual possession of the Property solely by reason of Lessor’s exercise of its remedies of dispossession under Article XVII, the risk of loss or decrease in the enjoyment and beneficial use of the Property as a result of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise is assumed by Lessee and Lessor shall in no event be answerable or accountable therefor.

ARTICLE XXV

     25.1 Assignment.

(a) Lessee may not assign this Lease or any of its rights or obligations hereunder or with respect to the Property in whole or in part to any Person without the prior written consent of each of the Agent, the Credit Lenders, the Mortgage Lenders and the Lessor.

(b) No assignment by Lessee (referenced in this Section 25.1 or otherwise) or other relinquishment of possession to the Property shall in any way discharge or diminish any of the obligations of Lessee to Lessor hereunder and Lessee shall remain directly and primarily liable under the Operative Agreements as to any rights or obligations assigned by Lessee.

     25.2 Subleases.

(a) Promptly, but in any event within five (5) Business Days, following the execution and delivery of any sublease permitted by this Article XXV, Lessee shall notify Lessor and the Agent of the execution of such sublease and shall provide a copy of such sublease to Lessor and the Agent. As of the Commencement Date, any then existing tenant respecting the Property shall automatically be deemed to be a subtenant of Lessee and not a tenant of Lessor.

(b) Without the prior written consent of the Agent or any Primary Financing Party and subject to the other provisions of this Section 25.2, Lessee may sublet the Property or any portion thereof to any wholly-owned Subsidiary of Lessee. Subleases to wholly-owned Subsidiaries of Lessee are not required to be on market terms or at market rents. Lessee may sublet up to twenty percent (20%) of the Property to Persons other than wholly-owned Subsidiaries of Lessee. Such subleases to Persons other than wholly-owned Subsidiaries of Lessee may be at less than market rents but, in any event, shall otherwise be on market terms. No sublease shall in any way diminish the fair market value or useful life of the Property. Except as otherwise provided in this Section 25.2(b), no other subleasing with respect to the Property or any portion thereof shall be permitted without the written consent of the Lessor and the Agent, which consent shall not be unreasonably delayed, denied or conditioned.

(c) No sublease (referenced in this Section 25.2 or otherwise) or other relinquishment of possession to the Property shall in any way discharge or diminish any of Lessee’s obligations to Lessor hereunder and Lessee shall remain directly and primarily liable under this Lease as to the Property, or portion thereof, so sublet. The term of any such sublease shall not extend beyond the Term. Each sublease shall be expressly subject and subordinate to this Lease.

ARTICLE XXVI

     26.1 No Waiver.

     No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Lease, and this Lease shall continue in full force and effect with respect to any other then existing or subsequent default.

ARTICLE XXVII

     27.1 Acceptance of Surrender.

     No surrender to Lessor of this Lease or of all or any portion of the Property or of any part of any thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or the Agent or any representative or agent of Lessor or the Agent, other than a written acceptance, shall constitute an acceptance of any such surrender.

     27.2 No Merger of Title.

     There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, (b) any right, title or interest in the Property, (c) any Notes, or (d) a beneficial interest in Lessor.

ARTICLE XXVIII

[RESERVED]

ARTICLE XXIX

     29.1 Notices.

     All notices required or permitted to be given under this Lease shall be in writing and delivered as provided in Section 12.2 of the Participation Agreement.

ARTICLE XXX

     30.1 Miscellaneous.

     Anything contained in this Lease to the contrary notwithstanding, all claims against and liabilities of Lessee or Lessor arising from events commencing prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. If any provision of this Lease shall be held to be unenforceable in any jurisdiction, such unenforceability shall not affect the enforceability of any other provision of this Lease or of such provision or of any other provision hereof in any other jurisdiction.

     30.2 Amendments and Modifications.

     Neither this Lease nor the Lease Supplement may be amended, waived, discharged or terminated except in accordance with the provisions of Section 12.4 of the Participation Agreement.

     30.3 Successors and Assigns.

     All the terms and provisions of this Lease shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     30.4 Headings and Table of Contents.

     The headings and table of contents in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     30.5 Counterparts.

     This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one (1) and the same instrument.

     30.6 GOVERNING LAW.

     THIS LEASE SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW), EXCEPT TO THE EXTENT THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED ARE REQUIRED TO APPLY.

     30.7 Calculation of Rent.

     All calculation of Rent payable hereunder shall be computed based on the actual number of days elapsed over a year of three hundred sixty (360) days.

     30.8 Memoranda of Lease and Lease Supplement.

     This Lease shall not be recorded; provided, Lessor and Lessee shall promptly record a memorandum of this Lease and the Lease Supplement (in substantially the form of EXHIBIT A attached hereto) or a short form lease (in form and substance reasonably satisfactory to Lessor) regarding the Property in the local filing office with respect thereto, in all cases at Lessee’s cost and expense, and as required under applicable law to sufficiently evidence this Lease and any such Lease Supplement in the applicable real estate filing records.

     30.9 Allocations between the Lenders and Lessor.

     Notwithstanding any other term or provision of this Lease to the contrary, the allocations of the proceeds of the Property and any and all other Rent and other amounts received hereunder shall be subject to the inter-creditor provisions among the Primary Financing Parties contained in the Operative Agreements (or as otherwise agreed among the Primary Financing Parties from time to time).

     30.10 Limitations on Recourse.

     Notwithstanding anything contained in this Lease to the contrary, except with respect to a breach of Lessor’s covenant set forth in Section 30.15 and Lessor’s obligations to discharge Lessor Liens, Lessee agrees to look solely to Lessor’s estate and interest in the Property, property insurance proceeds payable to Lessor pursuant to this Lease and/or Casualty or Condemnation proceeds payable to the Lessor pursuant to this Lease (and in no circumstance to the Agent or any of the Primary Financing Parties) for the collection of any judgment requiring the payment of money by Lessor in the event of liability by Lessor, and no other property or assets of Lessor or any shareholder, owner or partner (direct or indirect) in or of Lessor, or any director, officer, employee, beneficiary, Affiliate of any of the foregoing shall be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Lessee under or with respect to this Lease, the relationship of Lessor and Lessee hereunder or Lessee’s use of the Property or any other liability of Lessor to Lessee. Nothing in this Section shall be interpreted so as to limit the terms of Sections 6.1 or 6.2 or the provisions of Section 12.9 of the Participation Agreement.

     30.11 WAIVERS OF JURY TRIAL.

     EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY, TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAW, WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LEASE AND FOR ANY COUNTERCLAIM THEREIN.

     30.12 Exercise of Lessor Rights.

     Lessee hereby acknowledges and agrees that the rights and powers of Lessor under this Lease have been assigned to the Agent pursuant to the terms of the Security Agreement and the other Operative Agreements. Lessor and Lessee hereby acknowledge and agree that (a) the Agent shall, in its discretion, direct and/or act on behalf of Lessor pursuant to the provisions of Sections 8.2(e) and 8.6 of the Participation Agreement, (b) all notices to be given to Lessor shall be given to the Agent and (c) all notices to be given by Lessor may be given by the Agent, at its election.

     30.13 SUBMISSION TO JURISDICTION; VENUE.

     THE PROVISIONS OF SECTION 12.7 OF THE PARTICIPATION AGREEMENT RELATING TO SUBMISSION TO JURISDICTION AND VENUE ARE HEREBY INCORPORATED BY REFERENCE HEREIN, MUTATIS MUTANDIS.

     30.14 USURY SAVINGS PROVISION.

     IT IS THE INTENT OF THE PARTIES HERETO TO CONFORM TO AND CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. TO THE EXTENT ANY RENT OR PAYMENTS HEREUNDER ARE HEREINAFTER CHARACTERIZED BY ANY COURT OF COMPETENT JURISDICTION AS THE REPAYMENT OF PRINCIPAL AND INTEREST THEREON, THIS SECTION 30.14 SHALL APPLY. ANY SUCH RENT OR PAYMENTS SO CHARACTERIZED AS INTEREST MAY BE REFERRED TO HEREIN AS “INTEREST.” ALL AGREEMENTS AMONG THE PARTIES HERETO ARE HEREBY LIMITED BY THE PROVISIONS OF THIS PARAGRAPH WHICH SHALL OVERRIDE AND CONTROL ALL SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER WRITTEN OR ORAL. IN NO WAY, NOR IN ANY EVENT OR CONTINGENCY (INCLUDING WITHOUT LIMITATION PREPAYMENT OR ACCELERATION OF THE MATURITY OF ANY OBLIGATION), SHALL ANY INTEREST TAKEN, RESERVED, CONTRACTED FOR, CHARGED, OR RECEIVED UNDER THIS LEASE OR OTHERWISE, EXCEED THE MAXIMUM NONUSURIOUS AMOUNT

PERMISSIBLE UNDER APPLICABLE LAW. IF, FROM ANY POSSIBLE CONSTRUCTION OF ANY OF THE OPERATIVE AGREEMENTS OR ANY OTHER DOCUMENT OR AGREEMENT, INTEREST WOULD OTHERWISE BE PAYABLE IN EXCESS OF THE MAXIMUM NONUSURIOUS AMOUNT, ANY SUCH CONSTRUCTION SHALL BE SUBJECT TO THE PROVISIONS OF THIS PARAGRAPH AND SUCH AMOUNTS UNDER SUCH DOCUMENTS OR AGREEMENTS SHALL BE AUTOMATICALLY REDUCED TO THE MAXIMUM NONUSURIOUS AMOUNT PERMITTED UNDER APPLICABLE LAW, WITHOUT THE NECESSITY OF EXECUTION OF ANY AMENDMENT OR NEW DOCUMENT OR AGREEMENT. IF LESSOR SHALL EVER RECEIVE ANYTHING OF VALUE WHICH IS CHARACTERIZED AS INTEREST WITH RESPECT TO THE OBLIGATIONS OWED HEREUNDER OR UNDER APPLICABLE LAW AND WHICH WOULD, APART FROM THIS PROVISION, BE IN EXCESS OF THE MAXIMUM LAWFUL AMOUNT, AN AMOUNT EQUAL TO THE AMOUNT WHICH WOULD HAVE BEEN EXCESSIVE INTEREST SHALL, WITHOUT PENALTY, BE APPLIED TO THE REDUCTION OF THE COMPONENT OF PAYMENTS DEEMED TO BE PRINCIPAL AND NOT TO THE PAYMENT OF INTEREST, OR REFUNDED TO LESSEE OR ANY OTHER PAYOR THEREOF, IF AND TO THE EXTENT SUCH AMOUNT WHICH WOULD HAVE BEEN EXCESSIVE EXCEEDS THE COMPONENT OF PAYMENTS DEEMED TO BE PRINCIPAL. THE RIGHT TO DEMAND PAYMENT OF ANY AMOUNTS EVIDENCED BY ANY OF THE OPERATIVE AGREEMENTS DOES NOT INCLUDE THE RIGHT TO RECEIVE ANY INTEREST WHICH HAS NOT OTHERWISE ACCRUED ON THE DATE OF SUCH DEMAND, AND LESSOR DOES NOT INTEND TO CHARGE OR RECEIVE ANY UNEARNED INTEREST IN THE EVENT OF SUCH DEMAND. ALL INTEREST PAID OR AGREED TO BE PAID TO LESSOR SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAW, BE AMORTIZED, PRORATED, ALLOCATED, AND SPREAD THROUGHOUT THE FULL STATED TERM (INCLUDING WITHOUT LIMITATION ANY RENEWAL OR EXTENSION) OF THIS LEASE SO THAT THE AMOUNT OF INTEREST ON ACCOUNT OF SUCH PAYMENTS DOES NOT EXCEED THE MAXIMUM NONUSURIOUS AMOUNT PERMITTED BY APPLICABLE LAW.

     30.15 Restriction On Collateralization.

     Except to the extent required or permitted by the Operative Agreements, Lessor shall not mortgage, pledge, hypothecate or encumber its interest in this Lease or the Property.

     30.16 Amendment and Restatement.

     The parties hereto hereby agree to amend and restate the Original Lease (in regards to the Property) pursuant to the terms of this Lease.

[signature pages follow]

     IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed and delivered as of the date first above written.

WACHOVIA DEVELOPMENT CORPORATION, as Lessor

By:	/s/ Evander S. Jones, Jr.

Name:	Evander S. Jones, Jr.
Title:	Vice President

HUMAN GENOME SCIENCES, INC., as Lessee

By:	/s/ Steven C. Mayer

Name:	Steven C. Mayer
Title:	Senior Vice President and
Chief Financial Officer

Amended and Restated Lease Agreement
Human Genome Sciences, Inc.

Receipt of this original counterpart of the foregoing Lease is hereby acknowledged as the date hereof

WACHOVIA BANK, NATIONAL ASSOCIATION,
as the Agent

By:
Name:
Title:

Amended and Restated Lease Agreement
Human Genome Sciences, Inc.